Exhibit 10.3

GUARANTEE, PLEDGE AND SECURITY AGREEMENT

Dated as of July 17, 2017 among
BEACHHEAD HOLDINGS LLC,
as Holdings,

BEACHHEAD I LLC
and BEACHHEAD II LLC,
as the Buyers,

BUFFALO PARENT GULF COAST TERMINALS, LLC,
as OpCo Parent,

and
BUFFALO INVESTOR I, L.P.,
and
BUFFALO INVESTOR II, L.P.,
as the Sellers

Table of Contents

Page
ARTICLE I DEFINITIONS    2
Section 1.01.    Defined Terms    2
Section 1.02.    Terms Generally    12
ARTICLE II THE COLLATERAL    13
Section 2.01.    Grant of Security    13
Section 2.02.    Security for Obligations; Continuing Liability Under Collateral    17
Section 2.03.    Reinstatement    18
Section 2.04.    Remedies    18
Section 2.05.    Continuing Obligation    18
ARTICLE III GUARANTEE    18
Section 3.01.    The Guarantee    18
Section 3.02.    Obligations Unconditional    19
Section 3.03.    Reinstatement    20
Section 3.04.    Subrogation; Subordination    20
Section 3.05.    Remedies    20
Section 3.06.    Instrument for the Payment of Money    20
Section 3.07.    Continuing Guarantee    20
Section 3.08.    General Limitation on Guarantee Obligations    21
ARTICLE IV REPRESENTATIONS AND WARRANTIES    21
Section 4.01.    Representations and Warranties    21
ARTICLE V AFFIRMATIVE COVENANTS    23
Section 5.01.    Notices    23
Section 5.02.    Financial Statements and Other Information    23
Section 5.03.    Maintenance of Existence    24
Section 5.04.    Maintenance of Records; Access to Properties and Inspections    24
Section 5.05.    Compliance with Laws; Permits    24
Section 5.06.    Information Regarding Collateral    25
Section 5.07.    Perfection.    26
Section 5.08.    Special Provisions Relating to Securities    28
Section 5.09.    Instruments.    28
Section 5.10.    As to Letter-of-Credit Rights    28
Section 5.11.    Grantor’s Rights    28
ARTICLE VI NEGATIVE COVENANTS    29
Section 6.01.    Liens    29
Section 6.02.    Indebtedness    29
Section 6.03.    Restricted Payments    29
Section 6.04.    Sale of Assets    29
Section 6.05.    Business Activities    29

Section 6.06.    No Liquidation, Merger or Consolidation; Name Changes    30
Section 6.07.    Permitted Investments    30
Section 6.08.    Transactions with Affiliates    30
Section 6.09.    Amendments to Material Agreements    31
Section 6.10.    Restrictive Agreements    31
ARTICLE VII EVENTS OF DEFAULT    32
Section 7.01.    Events of Default    32
Section 7.02.    Acceleration of Obligations    34
Section 7.03.    Further Remedies.    34
Section 7.04.    Deficiency    37
Section 7.05.    Private Sale    37
Section 7.06.    Sellers Appointed Attorney-in-Fact    38
Section 7.07.    Cash Proceeds; Deposit Accounts.    39
Section 7.08.    Application of Proceeds    39
ARTICLE VIII MISCELLANEOUS    40
Section 8.01.    Notices    40
Section 8.02.    Survival of Agreement    41
Section 8.03.    Binding Effect    41
Section 8.04.    Successors and Assigns    41
Section 8.05.    Expenses; Indemnity    41
Section 8.06.    APPLICABLE LAW.    43
Section 8.07.    Waivers; Amendment    43
Section 8.08.    Entire Agreement    43
Section 8.09.    Waiver of Jury Trial.    43
Section 8.10.    Severability    44
Section 8.11.    Counterparts.    44
Section 8.12.    Headings    44
Section 8.13.    Jurisdiction; Consent to Service of Process    44
Section 8.14.    Communications    45
Section 8.15.    Release of Liens....    45
Section 8.16.    Confidentiality    45
Section 8.17.    No Fiduciary Duty    45
Section 8.18.    Specific Performance    46
Section 8.19.    Security Interest Absolute.    46
Section 8.20.    No Liability    49
Section 8.21.    Discretionary Action of Sellers    49

Annexes and Schedules

Annex I    Notices
Annex II    Restrictive Agreements
Annex III    Form of Assumption Agreement
Schedule 1    Grantors
Schedule 2    Grantor Jurisdiction Information
Schedule 3    Pledged Equity and Instruments
Schedule 4    Commercial Tort Claims
Schedule 6.08    Affiliate Arrangements

This GUARANTY, PLEDGE AND SECURITY AGREEMENT, dated as of July 17, 2017 (this “Agreement”), is entered into by and among BUFFALO INVESTOR I, L.P., a Delaware limited partnership (“Buffalo I”), BUFFALO INVESTOR II, L.P., a Delaware limited partnership (“Buffalo II”, and each of Buffalo I and Buffalo II, a “Seller” and, collectively, the “Sellers”), BEACHHEAD HOLDINGS LLC (“Holdings”), a Delaware limited liability company, BEACHHEAD I LLC, a Delaware limited liability company (“Buyer I”), BEACHHEAD II LLC, a Delaware limited liability company (“Buyer II” and each of Buyer I and Buyer II, a “Buyer” and, collectively, the, “Buyers”) and BUFFALO PARENT GULF COAST TERMINALS, LLC, a Delaware limited liability company (the “OpCo Parent”).

W I T N E SS E T H:

WHEREAS, capitalized terms used but not defined in the preamble above and in these recitals have the meaning assigned thereto in Article I;

WHEREAS, the HFOTCO is the direct 100% owner of an oil terminal storage facility located on the Houston Ship Channel near Houston, Texas (the “Terminal Storage Facility”);

WHEREAS, the OpCo Intermediate Parent is the direct owner of 100% of the Equity Interests in HFOTCO;

WHEREAS, the OpCo Parent is the direct owner of 100% of the Equity Interests in OpCo Intermediate Parent;

WHEREAS, upon the consummation of the Specified Acquisition, the Buyers will together become owners of 100% of the Equity Interests in the OpCo Parent;

WHEREAS, Holdings is the direct owner of 100% of the Equity Interests in each of the Buyers;

WHEREAS, as consideration for the sale of the Equity Interests in the OpCo Parent and other accommodations of the Sellers, as set forth in the Purchase Agreement and other Transaction Documents, the Grantors have agreed to secure the Obligations as set forth herein;

WHEREAS, the Grantors will derive substantial direct and indirect benefit from the execution and delivery of the Purchase Agreement and the other Transaction Documents and the consummation of the Transactions;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:

AGREEMENT:
ARTICLE I
DEFINITIONS

Section 1.01. Defined Terms.

(a)As used herein, the following capitalized terms shall have the respective meanings given to them in the UCC (and, if defined in more than one Article of the UCC, shall have the meaning given in Article 9 thereof): “Account”, “Bank”, “Certificated Security”, “Chattel Paper”, “Commercial Tort Claim”, “Commodity Account”, “Commodity Contract”, “Deposit Account”, “Document”, “Electronic Chattel Paper”, “Financial Asset”, “General Intangible”, “Goods”, “Instrument”, “Investment Property”, “Letter-of-Credit Right”, “Money”, “Payment Intangible”, “Proceeds”, “Promissory Note”, “Record”, “Securities Account”, “Security Entitlement”, “Supporting Obligation”, “Tangible Chattel Paper” and “Uncertificated Security”.

(b)As used in this Agreement, the following terms shall have the meanings specified below. Capitalized terms used herein but not defined shall have the meaning assigned to such terms in the Purchase Agreement.

“Account Collateral” shall have the meaning assigned to such term in Section 2.01(b).

“Acquisition” shall mean the purchase or other acquisition (in one transaction or a series of transactions, including pursuant to any merger or consolidation) of all or substantially all the issued and outstanding Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person.

“Act” shall mean the Securities Act of 1933, as amended (or any similar statute then in effect).

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” shall have the meaning assigned to such term in the preamble.

“Assigned Agreements” shall have the meaning assigned to such term in Section 2.01(l).

“Bond Documents” shall mean the Bond Indentures, the Bond Loan Agreements, the Bond Facility Agreement and all other instruments, agreements and other documents evidencing or governing the Bonds or providing for any Guarantee or other right in respect thereof.

“Bond Facility Administrative Agent” shall mean Bank of America, N.A., as administrative agent under the Bond Facility Agreement, together with its successors and permitted assigns in such capacity.

“Bond Facility Agreement” shall mean the Continuing Covenant Agreement, dated as of the August 19, 2014, among the OpCo Intermediate Parent, HFOTCO, the holders of the Bonds from time to time, the Bond Facility Administrative Agent and Bank of America, N.A. as collateral agent.

“Bond Indentures” shall mean, collectively, (a) the Amended and Restated Bond Indenture, dated as of August 19, 2014, between the Bond Issuer and the Bond Trustee relating to the Bonds Series 2010, (b) the Amended and Restated Bond Indenture, dated as of August 19, 2014, between the Bond Issuer and the Bond Trustee relating to the Bonds Series 2011 and (c) the Amended and Restated Bond Indenture, dated as of August 19, 2014, between the Bond Issuer and the Bond Trustee relating to the Bonds Series 2012.

“Bond Issuer” shall mean the Harris County Industrial Development Corporation, a non- profit corporation organized with the approval of Harris County, Texas, and existing pursuant to the Development Corporation Act, Chapter 501, Texas Local Government Code.

“Bond Loan Agreements” shall mean, collectively, (a) the Loan Agreement, dated as of November 10, 2010, and as amended by the First Amendment thereto, dated as of August 19, 2014, between the Bond Issuer and HFOTCO relating to the $75,000,000 loan made by the Bond Issuer to HFOTCO of the proceeds of $75,000,000 related to Bonds Series 2010, (b) the Loan Agreement, dated as of December 1, 2011, and as amended by the First Amendment thereto, dated as of August 19, 2014, between the Bond Issuer and HFOTCO relating to the $50,000,000 loan made by the Bond Issuer to HFOTCO of the proceeds of $50,000,000 related to the Bonds Series 2011, and (c) the Loan Agreement, dated as of October 1, 2012, and as amended by the First Amendment thereto, dated as of August 19, 2014, between the Bond Issuer and HFOTCO relating to the $100,000,000 loan made by the Bond Issuer to HFOTCO of the proceeds of
$100,000,000 related to the Bonds Series 2012.

“Bonds” shall mean, collectively, the Bonds Series 2010, the Bonds Series 2011 and the Bonds Series 2012.

“Bonds Series 2010” shall mean the Bond Issuer’s Marine Terminal Revenue Bonds (HFOTCO LLC Project) Series 2010, issued by the Bond Issuer on November 1, 2010, and the Indebtedness represented thereby.

“Bonds Series 2011” shall mean the Bond Issuer’s Marine Terminal Revenue Bonds (HFOTCO LLC Project) Series 2011, issued by the Bond Issuer on December 1, 2011, and the Indebtedness represented thereby.

“Bonds Series 2012” shall mean the Bond Issuer’s Marine Terminal Revenue Bonds (HFOTCO LLC Project) Series 2012, issued by the Bond Issuer on October 1, 2012, and the Indebtedness represented thereby.

“Bond Trustee” shall mean The Bank of New York Mellon Trust Company, National Association, as trustee under the Bond Indentures, together with its successors and assigns in such capacity.

“Business Day” shall have the meaning assigned to such term in the Purchase Agreement.

“Buyers” and “Buyer” shall have the meaning assigned to such term in the preamble.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP. For the avoidance of doubt, obligations of any Grantor or their Subsidiaries under any lease of Real Property from the Port of Houston shall not be treated as Capital Lease Obligations (regardless of any change after the Closing Date in the treatment of leases under GAAP).

“Cash Proceeds” has the meaning assigned to such term in Section 7.07.

“Change of Control” shall mean (a) any sale, assignment, transfer or other Disposition resulting in (i) Holdings ceasing directly to own 100% of the Equity Interests in each of the Buyers, (ii) the Buyers ceasing directly to own 100% jointly of the Equity Interests in the OpCo Parent, (iii) the OpCo Parent ceasing directly to own 100% of the Equity Interests in the OpCo Intermediate Parent, (iv) the OpCo Intermediate Parent ceasing directly to own 100% of the Equity Interests in HFOTCO, (v) SemGroup ceasing directly or indirectly to own beneficially 100% of the Equity Interests of Holdings, (b) the occurrence of a “Change in Control” as defined in the Bond Documents or the HFOTCO Credit Agreement Documents, (c) any sale, assignment, transfer or other Disposition (either as one transaction or a series of transactions) of (i) the Terminal Storage Facility resulting in it not being owned directly or indirectly by the Buyers or
(i)all or substantially all assets of HFOTCO and its Restricted Subsidiaries or (d) any combination, merger, consolidation or similar transaction of, with or into SemGroup, whereby the surviving entity, after giving effect to such transaction, shall have a Rating assigned to it by either Ratings Agency that is lower than the Rating assigned to SemGroup by such Ratings Agency immediately prior to such combination, merger, consolidation or similar transaction; provided that the assignment of any Rating by a Ratings Agency to the surviving entity on or after 90 days following the closing of such combination, merger, consolidation or similar transaction shall be disregarded for purposes this clause (d).

“Chosen Courts” has the meaning assigned to such term in Section 8.13(a).

“Closing Date” shall have the meaning assigned to such term in the Purchase Agreement.

“Collateral” shall have the meaning assigned to such term in Section 2.01.

“Collateral Accounts” shall have the meaning assigned to such term in Section 7.07.

“Collateral and Guarantee Requirement” shall mean, at any time, the requirement that:

(a)the Sellers shall have received from the Grantors counterparts of the this Agreement duly executed and delivered by or on behalf of such Person;

(b)the Collateral shall have been pledged by the Grantors pursuant to this Agreement, and the Sellers shall have received certificates or other instruments, if any, representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank; and

(c)all documents and instruments, including UCC financing statements, required by applicable law or reasonably requested by the Sellers to be filed, registered or recorded to create the Liens intended to be created by this Agreement and perfect such Liens to the extent required by, and with the priority required by, this Agreement, shall have been filed, registered or recorded or delivered to the Sellers for filing, registration or recording.

“Communications” shall have the meaning assigned to such term in Section 8.14(a).

“Computer Software” shall have the meaning assigned to such term in Section 2.01(n).

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Debtor Relief Law” shall mean any applicable liquidation, conservatorship, bankruptcy, insolvency, rearrangement, moratorium, reorganization or similar debtor relief laws affecting the rights, remedies, powers, privileges or benefits of creditors generally from time to time in effect.

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Discharge Date” shall mean (i) the date on which the Obligations (other than unasserted contingent payment obligations that by their nature survive termination of this Agreement) shall have been indefeasibly paid in full in cash (it being understood that the requirement that the Installment Payment be “indefeasibly” paid shall not be interpreted to require that the Installment Payment would not be recoverable as a preference under any Debtor Relief Law or as a fraudulent transfer or that the Discharge Date would only occur after the running of the applicable preference period or statute of limitations) or (ii) the date on or after the Installment Payment has been indefeasibly paid in full in cash and all other remaining Obligations have been fully accepted and assumed by SemGroup and evidenced by SemGroup’s execution and delivery to Sellers of the assumption agreement in the form attached hereto as Annex III.

“Disposition” shall mean, with respect to any property, any sale, lease, sale and leaseback, conveyance, transfer or other disposition thereof (including by means of a Restricted Payment or sale or issuance of Equity Interests); and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollars” or “$” shall mean lawful money of the United States.

“Equipment” shall have the meaning assigned to such term in Section 2.01(c).

“Equity Interests” in or of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Interests, any limited or general partnership interest and any limited liability company interest.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis.

“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory, judicial or legislative body.

“Governmental Rule” shall mean, with respect to any Person, any law, rule, regulation, ordinance, order, code, treaty, judgment, decree, directive, guideline, policy or similar form of decision of any Governmental Authority binding on such Person.

“Grantors” shall mean Holdings, each of the Buyers and OpCo Parent (except that references to the Grantors in Article II, Article IV, Section 5.06, and Section 5.07 shall exclude OpCo Parent).

“Group Members” shall mean (a) Holdings, (b) the Buyers, (c) OpCo Parent, (d) OpCo Intermediate Parent and (e) HFOTCO and its Restricted Subsidiaries.

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect,
(a)to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of Indebtedness or other obligation guaranteed thereby (or, in the case of (i) any Guarantee the terms of which limit the monetary exposure of the guarantor or (ii) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (i), pursuant to such terms or, in the case of clause (ii), reasonably and in good faith by the chief financial officer of Holdings)).

“Hedge Agreements” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“HFOTCO” means HFOTCO LLC, a Texas limited liability company.

“HFOTCO Company Agreement” shall mean the amended and restated limited liability company agreement of HFOTCO effective as of September 17, 2015.

“HFOTCO Credit Agreement” shall mean that certain credit agreement, dated as of August 19, 2014 among OpCo Intermediate Parent, HFOTCO, the lenders party thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent and Bank of America, N.A., as collateral agent, as amended by that certain Consent and Amendment No. 1 to Credit Agreement, dated June 14, 2017.

“HFOTCO Credit Agreement Documents” shall mean the HFOTCO Credit Agreement and all other instruments, agreements and other documents evidencing or governing the loans made under the HFOTCO Credit Agreement or providing for any Guarantee, security or other right in respect thereof.

“Holdings” shall have the meaning assigned to such term in the preamble.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money (including loans) and all redemption obligations of such Person in respect of mandatorily redeemable Preferred Interests, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accrued liabilities and trade liabilities incurred in the ordinary course of business and maturing within 90 days after the incurrence thereof), (e) all Guarantees by such Person of Indebtedness of others, (f) all Capital Lease Obligations of such Person, (g) the principal component of all obligations, contingent or otherwise, of such Person (i) as an account party in respect of letters of credit and (ii) in respect of bankers’ acceptances, (h) the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay under Hedge Agreements if such Hedge Agreements were terminated at the time of determination and (i) all obligations of others secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof.

“Installment Payment” shall have the meaning assigned to such term in the Purchase Agreement.

“Inventory” shall have the meaning assigned to such term in Section 2.01(d).

“Investment” shall mean, with respect to any Person, (a) any Equity Interests, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of any other Person that are held by such Person, (b) any deposit with, advance, loan or capital contribution to, assumption of Indebtedness of or other extension of credit to, any other Person that are made by such Person (excluding any such advance, loan or extension of credit having a term not exceeding 90 days representing the purchase price of inventory or supplies sold by such Person), or (c) Guarantees of any Indebtedness or other obligations of any other Person that are made by such Person.

“Issuer” shall have the meaning assigned to such term in Section 2.01(a)(i).

“Legal Requirements” shall mean, as to any Person, any requirement under a Permit and any Governmental Rules, in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its properties is subject.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, (c) any shared facilities arrangement and (d) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Material Adverse Effect” shall mean a material adverse effect on (i) the assets, liabilities, or condition (financial or otherwise), business or results of operations of the Grantors, taken as a whole, (ii) the enforceability or validity of this Agreement and Section 2.2(c) of the Purchase Agreement or the enforceability, validity or priority of the Liens created under this Agreement or any other Security Documents, or (iii) the rights and remedies of any Seller under this Agreement or under the Purchase Agreement with respect to claims arising from Section 2.2(c) thereunder.

“Moody’s” shall mean Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Obligations” shall mean (i) the Installment Payment and the guarantees thereof under Section 3.01 of this Agreement, (ii) all amounts for which the Sellers are entitled to indemnification and all costs and expenses owing to Sellers under this Agreement, including pursuant to Section 8.05, and (iii) all other amounts due to the Sellers under or in respect of this Agreement, in each case whether now existing or hereafter incurred, whether direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, now or hereafter existing, due or to become due whether evidenced in writing or not, together with all costs, expenses (including attorneys’ fees incurred in the enforcement or collection thereof), and interest accruing thereon including interest accruing after the commencement of any proceedings against any Grantor under any Debtor Relief Law, whether or not allowed in such proceedings.

“OpCo Intermediate Parent” shall mean Buffalo Gulf Coast Terminals, LLC, a Delaware limited liability company.

“OpCo Parent” shall have the meaning assigned to such term in the preamble.

“Organizational Documents” shall mean, with respect to any Person, as applicable, its certificate or articles of incorporation or organization, by laws, certificate of partnership, partnership agreement, certificate of formation, articles of organization, limited liability company agreement and/or operating agreement, and all shareholder agreements, voting trusts and similar arrangements applicable to any of such Person’s partnership interests, limited liability company interests or authorized shares of Equity Interests, in each case as amended.

“Ownership Collateral” shall have the meaning assigned to such term in Section 2.01(a).

“Permits” shall mean any and all franchises, licenses, leases, permits, approvals, notifications, certifications, registrations, authorizations, exemptions, qualifications, and other rights, privileges and approvals required under or issued pursuant to any Governmental Rule.

“Permitted Investments” shall mean:

(a)obligations backed by the full faith and credit of the United States Government (whether issued by the United States Government or an agency thereof), and obligations guaranteed by the United States Government;

(b)bonds, debentures, notes or similar debt instruments issued by a state or municipality given an “A” rating or better by S&P or an equivalent rating by another nationally recognized credit rating agency and maturing not more than one year from the date acquired;

(c)certificates of deposit issued by a bank given an “A” rating or better by S&P or an equivalent rating by another nationally recognized credit rating agency and maturing not more than one year from the date acquired;

(d)readily marketable commercial paper rated at the time of acquisition as A1 or better by S&P or Prime l or better by Moody’s and maturing not more than 270 days from the date of creation thereof;

(e)	bankers’ acceptances which mature within 180 days;

(f)money market mutual funds that (i) are denominated in U.S. Dollars, (ii) have average asset maturities not in excess of 365 days, (iii) have total invested assets in excess of
$1,000,000,000 and (iv) invest exclusively in Permitted Investments described in clauses (a) through (e) above; and
(g)Equity Interests issued in respect of capital contributions to any Group Member.

“Permitted Liens” shall mean:

(a)the Liens of the Sellers as provided in this Agreement and any other Security Documents;

(b)Liens for taxes, assessments or other governmental levies or charges which are not yet due or which are being contested in good faith by any Grantor, as the case may be, and for which adequate reserves have been taken in accordance with GAAP;

(c)    any attachment or judgment Liens in respect of judgments that do not constitute an Event of Default under Section 7.01(h); and

(d)    banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions; provided that such deposit accounts or funds are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by any Grantor in excess of those required by applicable banking regulations.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Pledged Ownership Interests” shall have the meaning assigned to such term in Section 2.01(a)(i).

“Port of Houston” shall mean the Port of Houston Authority of Harris County, Texas.

“Preferred Interests” shall mean any Equity Interests of a Person that is preferred over any other Equity Interests of such Person as to the payment of distributions or the payment of any amount upon liquidation or dissolution of such Person.

“Purchase Agreement” shall mean that certain Purchase and Sale Agreement dated as of June 5, 2017, among the Buyers, the Sellers, SemGroup and certain other parties thereto.

“Ratings” shall mean the applicable public ratings assigned to the senior unsecured, long- term non-credit enhanced indebtedness for borrowed money of a Person by a Ratings Agency.

“Ratings Agency” means Moody’s or S&P, as applicable.

“Real Property” of any Person shall mean all right, title and interest of such Person in and to any and all parcels of real property owned, leased, licensed or operated by such Person together with all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof, including the Sites.

“Refinancing Indebtedness” shall have the meaning assigned to such term in the HFOTCO Credit Agreement.

“Related Contracts” shall have the meaning assigned to such term in Section 2.01(i).

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Responsible Officer” of any Person shall mean any duly appointed and authorized chief executive, president, vice president, treasurer or secretary of such Person and any other officer thereof responsible for the administration of the obligations of such Person in respect of this Agreement, in each case, whose signatures and incumbency shall have been certified to the Sellers pursuant to Section 4.01(a)(iii) or pursuant to a certificate delivered to the Sellers after the Closing Date in form and substance satisfactory to the Sellers.

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) on any Equity Interests in any Group Member, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, defeasance, retirement, acquisition, cancellation, repayment or termination of, or any other return of capital with respect to, any Equity Interests in Holdings, the Buyers or any other Group Member or any option, warrant or other right to acquire any such Equity Interest in Holdings, the Buyers or any other Group Member.

“Restricted Subsidiary” shall have the meaning assigned to such term in the HFOTCO Credit Agreement.

“S&P” shall mean means Standard & Poor’s Financial Services LLC, and any successor to its rating agency business.

“Security Documents” shall mean this Agreement and all other instruments and documents executed and delivered pursuant to the foregoing including Sections 5.06, 5.07 and

1.	hereto.

“Seller” and “Sellers” shall have the meaning assigned to such term in the preamble.

“SemGroup” shall mean SemGroup Corporation, a Delaware corporation.

“Sites” shall mean each parcel of land on which any portion of the Terminal Storage Facility is located.

“Specified Acquisition” shall mean the purchase and acquisition by the Buyers from the Sellers, and the assignment, transfer and conveyance by the Sellers to the Buyers, of the Equity Interests in the OpCo Parent as contemplated by the Purchase Agreement.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held by such Person. Unless the context requires otherwise, references herein to a “Subsidiary” shall refer to a Subsidiary of Holdings.

“Terminal Storage Facility” shall have the meaning assigned to such term in the recitals.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the state of New York; provided that if, with respect to any financing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to Sellers pursuant to this Agreement is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United

States other than New York, UCC shall mean the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.

“United States” and “U.S.” shall each mean the United States of America.

“U.S. Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“wholly-owned”, when used in reference to a Subsidiary of any Person, shall mean that all the Equity Interests in such Subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly-owned Subsidiary of such Person or any combination thereof.

Section 1.02. Terms Generally

. Except as otherwise expressly provided, the following rules of interpretation shall apply to this Agreement:

(a)the definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined;

(b)whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

(c)the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(d)all references herein to Articles, Sections, Exhibits, Schedules, recitals and the preamble shall be deemed references to Articles and Sections of, and Exhibits, Schedules, recitals and the preamble to, this Agreement unless the context shall otherwise require;

(e)	the term “or” is not exclusive;

(f)the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties (whether real or personal), including cash, Equity Interests, securities, revenues, accounts, leasehold interests and contract rights;

(g)references to agreements or other contractual obligations and laws shall, unless otherwise specified, be deemed to refer to such agreements or contractual obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions in this Agreement);

(h)unless otherwise indicated, all references to the time of a day in this Agreement shall refer to New York, New York time; and

(i)    references to a Person shall include its successors and assigns to the extent otherwise permitted under this Agreement.

ARTICLE II
THE COLLATERAL

Section 2.01. Grant of Security. Each Grantor hereby pledges, assigns, hypothecates and grants to the Sellers a security interest in and a Lien on all of such Grantor’s right, title and interest in and to the following property, wherever located, whether now owned or in the future acquired by such Grantor and whether now existing or in the future coming into existence (all of the property, assets and revenues described in this Section 2.01 being collectively, the “Collateral”):

(a)the following (collectively, the “Ownership Collateral”):

(i)all of the Equity Interests in any Person listed in Schedule 3 (as such Schedule may be amended or supplemented from time to time) under the heading “Issuer” and all of the Equity Interests in any other Person now or hereafter owned by such Grantor (collectively, the “Issuers”), in each case together with all certificates (if any) evidencing the same (collectively, the “Pledged Ownership Interests”);

(ii)all shares, partnership interests, limited liability company interests, securities, moneys or property representing a dividend on any of the Pledged Ownership Interests, or representing a distribution or return of capital upon or in respect of the Pledged Ownership Interests, or resulting from a split-up, revision, reclassification or other like change of the Pledged Ownership Interests or otherwise received in exchange therefor, and any subscription warrants, rights or options issued to the holders of, or otherwise in respect of, the Pledged Ownership Interests;

(iii)without affecting the obligations of such Grantor under any provision prohibiting that action under this Agreement, in the event of any consolidation or merger in which any Issuer is not the surviving Person, all Equity Interests of any class or character in the successor Person (unless that successor Person is a Buyer) formed by or resulting from that consolidation or merger;

(iv)all of such Grantor’s rights, benefits, privileges, authority and powers under the Organizational Documents of any Issuer or under any shareholder or voting trust agreement or similar agreement in respect of the Pledged Ownership Interests, including (A) all of such Grantor’s interest in the capital of any Issuer, and all rights of such Grantor as a member and all rights to receive dividends, distributions, cash, securities, instruments and other property or proceeds of any kind from time to time receivable or otherwise distributable in respect of the Pledged Ownership Interests or pursuant to the Organizational Documents of any Issuer by way of distribution, return of capital or otherwise, (B) all other payments due or to become due to such Grantor in respect of the Pledged Ownership Interests or the Organizational Documents of any Issuer, including all rights of such Grantor to receive proceeds of any insurance, indemnity, warranty or guaranty due to or with respect to the Pledged Ownership Interests or such Organizational Documents, (C) all claims of such Grantor for damages arising out of or for breach of or default under the Organizational Documents of any Issuer, (D) the right of such Grantor to terminate the Organizational Documents of any Issuer, to perform and exercise consensual or voting rights thereunder, including the right, if any, to manage such Issuer’s affairs, to make determinations, to exercise any election or option or to give or receive any notice, consent, amendment, waiver or approval, and the right, if any, to compel performance and otherwise exercise all remedies thereunder, (E) all rights of such Grantor as a member of any Issuer to all property and assets of any Issuer (whether real property, inventory, equipment, contract rights, accounts, receivables, general intangibles, securities, instruments, chattel paper, documents, chooses in action or otherwise) and (vi) certificates or instruments evidencing an ownership or Equity Interests in any Issuer, or its property or assets; and

(v)any other claim that such Grantor now has or may in the future acquire in its capacity as member (or other equity owner) of any Issuer against such Issuer and its property or assets;

(b)	the following (collectively, the “Account Collateral”):

(i)all Deposit Accounts and Securities Accounts of such Grantor and all amendments, extensions, renewals and replacements thereof, whether under the same or different account number and all funds and Financial Assets from time to time credited thereto (including all Permitted Investments), and all certificates and instruments, if any, from time to time representing or evidencing such accounts;

(ii)all promissory notes, certificates of deposit, checks and other instruments from time to time delivered to or otherwise possessed by the Sellers for or on behalf of such Grantor in substitution for or in addition to any or all of the then existing Account Collateral; and

(iii)all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Account Collateral;

(c)all “equipment” (as such term is defined in Article 9 of the UCC) in all of its forms, including all machinery, tools, furniture and fixtures, and all parts thereof and all accessions thereto, including computer programs and supporting information that constitute equipment within the meaning of the UCC (any and all such property being the “Equipment”) and all documents or other receipts covering, evidencing or representing Equipment;

(d)all “inventory” (as such term is defined in Article 9 of the UCC) in all of its forms, including (i) all raw materials, work in process, finished goods and materials used or consumed in the manufacture, production, preparation or shipping thereof, (ii) goods in which such Grantor has an interest in mass or a joint or other interest or right of any kind (including goods in which such Grantor has an interest or right as consignee) and (iii) goods that are returned to or repossessed or stopped in transit by such Grantor, and all accessions thereto and products thereof and documents therefor, including computer programs and supporting information that constitute inventory within the meaning of the UCC (any and all such property being the “Inventory”) and all documents or other receipt covering, evidencing or representing Inventory;

(e)	all Goods;

(f)	all Documents;

(g)	all insurance;

(h)all rights, claims and benefits of such Grantor against any Person arising out of, relating to or in connection with Inventory or Equipment purchased by (or services provided to) such Grantor, including any such rights, claims and benefits against any Person storing or transporting such Inventory and Equipment;

(i)all Accounts, Chattel Paper (including Tangible Chattel Paper and Electronic Chattel Paper), Instruments (including Promissory Notes), Deposit Accounts, Letter- of-Credit Rights, General Intangibles (including Payment Intangibles and Permits) and other obligations of any kind, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services and whether or not earned by performance, and all rights now or hereafter existing in and to all Supporting Obligations and in and to all security agreements, mortgages, Liens, leases, letters of credit and other contracts securing or otherwise relating to the foregoing property (any and all such Supporting Obligations, security agreements, mortgages, Liens, leases, letters of credit and other contracts being the “Related Contracts”);

(j)	[reserved];

(k)the following (but excluding, in each case, any Collateral constituting Ownership Collateral or Account Collateral to the extent covered in clause (a) or (b) above, as applicable):

(i)all Indebtedness from time to time owed to such Grantor and the instruments, if any, evidencing such Indebtedness, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Indebtedness; and

(ii)all Investment Property (including all Certificated Securities, Uncertificated Securities, Security Entitlements, Securities Accounts, Commodity Contracts and Commodity Accounts) in which such Grantor has now, or acquires from time to time hereafter, any right, title or interest in any manner, and the certificates or instruments, if any, representing or evidencing such investment property, and all dividends, distributions, return of capital, interest, cash, instruments and other property instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such investment property and all warrants, rights or options issued thereon or with respect thereto;

(l)all agreements, contracts and documents to which such Grantor is now or may hereafter become a party, in each case as each such agreement, contract and document may be amended, amended and restated, supplemented or otherwise modified from time to time (collectively, the “Assigned Agreements”), including (i) all rights of such Grantor to receive moneys due and to become due under or pursuant to the Assigned Agreements, (ii) all rights of such Grantor to receive proceeds of any insurance, bond, indemnity, warranty, letter of credit or guaranty with respect to the Assigned Agreements, (iii) claims of such Grantor for damages arising out of or for breach of or default under the Assigned Agreements; and (iv) the right of such Grantor to terminate, amend, restate, amend and restate, supplement, modify or waive performance under the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder;

(m)    all Permits now or hereafter held in the name, or for the benefit of, such Grantor;

(n)    the following:

(i)all patents, patent applications, utility models and statutory invention registrations, all invention claimed or disclosed therein and all improvements thereto;

(ii)all trademarks, service marks, domain names, trade dress, logos, designs, slogans, trade names, business names, corporate names and other source identifiers, whether registered or unregistered, together, in each case, with the goodwill symbolized thereby;

(iii)all copyrights, including copyrights in Computer Software, internet web sites and the content thereof, whether registered or unregistered;

(iv)all computer software, programs and databases (including source code, object code and all related applications and data files), firmware and documentation and materials relating thereto, together with any and all maintenance rights, service rights, programming rights, hosting rights, test rights, improvement rights, renewal rights and indemnification rights and any substitutions, replacements, improvements, error corrections, updates and new versions of any of the foregoing (“Computer Software”);

(v)all confidential and proprietary information, including know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, databases and data, including technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, and all other intellectual, industrial and intangible property of any type, including industrial designs and mask works;

(vi)    all registrations and applications for registration for any of the foregoing together with all reissues, divisions, continuations, continuations-in- part, extensions, renewals and reexaminations thereof;

(vii)    all tangible embodiments of the foregoing, all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto;

(viii)    all agreements, permits, consents, orders and franchises relating to the license, development, use or disclosure of any of the foregoing to which such Grantor, now or hereafter, is a party or a beneficiary; and

(ix)    any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages;

(o)    all Commercial Tort Claims, including all Commercial Tort Claims set forth in Schedule 4 (as such Schedule may be supplemented from time to time pursuant to the terms hereof);

(p)    all books and records (including customer lists, credit files, printouts and other computer output materials and records) of such Grantor pertaining to any of the Collateral;

(q)    all other personal property of any kind; and

(r)    all Proceeds, products, accessions, rents, profits and other payments now or hereafter due and payable with respect to, and Supporting Obligations relating to, any and all of the Collateral (including Proceeds and Supporting Obligations that constitute property of the types described in clauses (a) through (q) of this Section 2.01) and, to the extent not otherwise included, all (i) payments under insurance (whether or not the Sellers is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral and (ii) cash.

Section 2.02. Security for Obligations; Continuing Liability Under Collateral.

(a)This Agreement secures, and the Collateral is collateral security for, the prompt and complete payment and performance in full when due, whether at the stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the U.S. Bankruptcy Code, or any comparable provision of any other Debtor Relief Law), of all Obligations.

(b)Notwithstanding anything herein to the contrary, unless the Sellers shall have expressly assumed any Grantor’s rights, duties and obligations with respect to or under any of the Collateral following the occurrence and during the continuance of an Event of Default and the exercise of the Sellers’ rights, remedies or powers under this Agreement, (i) such Grantor shall remain liable for all obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Sellers, (ii) such Grantor shall remain liable under each of the Permits, agreements and contracts included in the Collateral, including any agreements relating to Pledged Ownership Interests, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and the Sellers shall have no obligation or liability under any of such Permits, agreements or contracts by reason of or arising out of this Agreement or any other document related thereto nor shall the Sellers have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any Permit, agreement or contract included in the Collateral, including any agreements relating to Pledged Ownership Interests, and (iii) the exercise by the Sellers of any of its rights, remedies, powers or privileges in respect of this Agreement shall not release any Grantor from any of its duties or obligations under the Permits, agreements and contracts included in the Collateral.

Section 2.03. Reinstatement. This Agreement and the security interest in, and the Lien on, the Collateral shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Grantor in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings under any Debtor Relief Law or otherwise. Each Grantor agrees that it will indemnify the Sellers on demand for all reasonable and reasonably documented costs and expenses (including reasonable and reasonably documented fees of counsel) incurred by the Sellers in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law. The provisions of this Section 2.03 shall survive the termination of this Agreement.

Section 2.04. Remedies. Each Grantor agrees that, as between such Grantor and the Sellers, the Obligations may, to the extent so permitted by the Purchase Agreement with respect to claims arising out of Section 2.2(c), Article VII hereto and by law, be declared to be forthwith due and payable notwithstanding any stay, injunction or other prohibition (except any applicable prohibitions set forth in the Transaction Documents) preventing such declaration (or such obligations from becoming automatically due and payable) as against such Grantor and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations shall forthwith be deemed to have become due and payable for purposes of this Agreement.

Section 2.05. Continuing Obligation. The obligations provided in this Article II are continuing obligations and shall apply to all Obligations whenever arising.

ARTICLE III

GUARANTEE

Section 3.01. The Guarantee. The Grantors hereby, jointly and severally guarantee, as a primary obligor and not as a surety to the Sellers and its successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the Obligations (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code or other applicable bankruptcy or insolvency legislation after any bankruptcy or insolvency petition under Title 11 of the United States Code or other applicable bankruptcy or insolvency legislation) owing by the Grantors to the Sellers hereunder, including pursuant to Section 8.05 hereof. The Grantors hereby jointly and severally agree that if the Buyers or other Grantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Obligations, the Grantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 3.02. Obligations Unconditional. The obligations of the Grantors under Section 3.1 shall constitute a guaranty of payment and to the fullest extent permitted by applicable law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Obligations of the Buyers under this Agreement or any other Transaction Document, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Obligations, and irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Grantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Grantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(a)at any time or from time to time, without notice to the Grantors, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b)any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein or therein shall be done or omitted;

(c)the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be amended in any respect, or any right under this Agreement or any other Transaction Document or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(d)any Lien or security interest granted to, or in favor of the Sellers as security for any of the Obligations shall fail to be perfected.

The Grantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Sellers exhaust any right, power or remedy or proceed against any Grantor under this Agreement or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Obligations. The Grantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Obligations and notice of or proof of reliance by the Sellers upon this Guarantee or acceptance of this Guarantee, and the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Buyers and the Sellers shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Obligations at any time or from time to time held by the Sellers, and the obligations and liabilities of the Grantors hereunder shall not be conditioned or contingent upon the pursuit by the Sellers or any other person at any time of any right or remedy against the Buyers or any other any Grantor or against any other person which may be or become liable in respect of all or any part of the Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Grantors and the successors and assigns thereof, and shall inure to the benefit of the Sellers and its successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Obligations outstanding.

Section 3.03. Reinstatement. The obligations of the Grantors under this Article III shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Buyers or other Grantor in respect of the applicable Obligations is rescinded or must be otherwise restored by any holder of any of the applicable Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 3.04. Subrogation; Subordination. Each Grantor hereby agrees that until the Discharge Date, it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 3.01, whether by subrogation or otherwise, against any Buyers or any other Grantor of any of the applicable Obligations or any security for any of the applicable Obligations.

Section 3.05. Remedies. The Grantors jointly and severally agree that, as between the Grantors and the Sellers, the Obligations may be declared to be forthwith due and payable as provided in Article VII (and shall be deemed to have become automatically due and payable in the circumstances provided in said Article VII) for purposes of Section 3.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Buyers and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Buyers) shall forthwith become due and payable by the applicable Grantors for purposes of Section 3.01.

Section 3.06. Instrument for the Payment of Money. Each Grantor hereby acknowledges that the guarantee in this Article 3 constitutes an instrument for the payment of money, and consents and agrees that the Sellers, at its sole option, in the event of a dispute by such Grantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 3.07. Continuing Guarantee. The guarantee in this Article 3 is a continuing guarantee of payment, and shall apply to all applicable Obligations whenever arising.

Section 3.08. General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Grantor under Section 10.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 10.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Grantor or any other person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01. Representations and Warranties. Each Grantor hereby represents and warrants to the Sellers as of the Closing Date that:

(a)The information set forth in Schedules 3 and 4 is correct and complete.

(b)Schedules 1 and 2 set forth, with respect to each Grantor: (i) the full and correct legal name of such Grantor, all trade names or other names under which such Grantor currently conducts business, and the type of organization of such Grantor, (ii) the jurisdiction of organization of such Grantor, (iii) the place of business of such Grantor (or, if such Grantor has more than one place of business, the location of the chief executive office of such Grantor), and
(iv) the location at which such Grantor’s books and records concerning the Collateral are kept.

(c)No Grantor has within the period of five years prior to the date hereof, changed its “location” (as defined in Section 9-307 of the UCC). No Grantor has changed its name, jurisdiction of organization, chief executive office or sole place of business or its corporate form (e.g., by merger or consolidation) or has done business under any other name, in each case, within the past five years. No Grantor has within the last five years become bound (whether as a result of merger or otherwise) as debtor under a security agreement entered into by another Person, which has not heretofore been terminated.

(d)Each Grantor has been duly organized and is validly existing as an entity of the type as set forth in Schedule 1 solely under the laws of the jurisdiction as set forth therein. No Grantor has filed any certificates of dissolution or liquidation, any certificates of domestication, transfer or continuance in any other jurisdiction.

(e)All of the Pledged Ownership Interests have been or will be duly authorized and validly issued.

(f)None of the Pledged Ownership Interests has been or will be issued or transferred in violation of the securities registration, securities disclosure or similar laws of any jurisdiction to which such issuance or transfer may be subject. None of the Pledged Ownership Interests is, or represents interests in an entity that is: (i) registered as an investment company or (ii) dealt in or traded on securities exchanges or markets.

All of the Pledged Ownership Interests is or represents interests that by their terms provide that they are securities governed by Article 8 of the UCC of an applicable jurisdiction.

(g)No Grantor owns any Real Property or Collateral of a type described in Section 2.01(n) or any other interest in property that is of a type where a security interest or Lien must be or may be registered, recorded or filed under, or notice thereof given under, any federal statute or regulation.

(h)(1) Upon the filing of financing statements naming each Grantor as “debtor” and the Sellers as “secured party” and describing the Collateral in the filing offices and in the jurisdictions set forth in Schedule 2, the security interest of the Sellers in all Collateral that can be perfected by the filing of a financing statement under the UCC as in effect in the jurisdiction in which such filing is made will constitute a valid, perfected, first priority Lien subject, in the case of priority only, to any Permitted Liens with respect to Collateral.

(a)Each agreement purporting to give the Sellers “control” (within the meaning of Sections 9-104, 9-105, 9-106, and 9-107 of the UCC) over any Collateral is effective to establish the Sellers’ “control” of the Collateral subject thereto.

(b)To the extent perfection or priority of the security interest therein is not subject to Article 9 of the UCC, upon recordation of the security interests granted hereunder in patents, trademarks, copyrights and exclusive copyright licenses in the applicable intellectual property registries, including the United States Patent and Trademark Office and the United States Copyright Office, the security interests granted to the Sellers hereunder shall constitute valid, perfected, first priority Liens (subject, in the case of priority only, to Permitted Liens).

(c)The Organizational Documents are in full force and effect, and no Grantor is in default thereunder.

(i)     Schedule 3 (as such Schedule may be amended or supplemented from time to time in accordance with the terms hereof) correctly sets forth the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by the Pledged Ownership Interests and includes all Equity Interests in the Issuers and all debt securities and promissory notes required to be pledged hereunder in order to satisfy the requirements of the Transaction Documents.

(j)    Other than the financing statements filed with respect to Liens permitted under Section 6.01, and the financing statements in favor of the Sellers, no effective UCC financing statement, fixture filing or other instrument similar in effect under any applicable law covering all or any part of the Collateral is on file in any filing or recording office. Other than the Sellers, no Person is in “control” (within the meaning of Sections 9-104, 9-105, 9-106, and 9-107 of the UCC) of any Collateral.

(k)    Except as set forth in Schedule 4 (as such Schedule may be amended or supplemented from time to time in accordance with the terms hereof), no Grantor has any Commercial Tort Claim.

ARTICLE V

AFFIRMATIVE COVENANTS

Each of Holdings and the Buyers covenants and agrees with the Sellers that, until the Discharge Date, each of Holdings and the Buyers shall, and where expressly applicable shall cause the other Grantors and their Subsidiaries, to, abide by the following affirmative covenants.

Section 5.01. Notices. Each of Holdings and the Buyers shall deliver to the Sellers:

(a)promptly, and in any event within five days, after a Responsible Officer of Holdings or any Buyer becomes aware of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action Holdings or the Buyers are taking or propose to take with respect thereto;

(b)immediately prior to the effectiveness of, but in any event, no later than two Business Days following the effectiveness thereof, copies of any amendment, supplement, waiver, or other modification, replacement or renewal with respect to any Bond Documents or HFOTCO Credit Agreement Documents;

(c)upon the request of the Sellers, copies of all financial statements, reports and notices that OpCo Intermediate Parent, HFOTCO or any Subsidiary of HFOTCO sends to the holders of any class of its debt securities or to the administrative agent and lenders under the Bond Documents or Sections 5.03 or 5.04 (other than such items already delivered pursuant to Section 5.02 hereto) of the HFOTCO Credit Agreement (or any similar or corresponding provisions set forth in any amendment thereto entered into in compliance with Section 6.09 or any agreement governing Refinancing Indebtedness entered into in compliance with Section 6.10); and

(d)with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of any of the Group Members or relating to the Grantors’ ability to perform its obligations under this Agreement that is within the Grantors’ possession as from time to time may be reasonably requested by the Sellers.

Section 5.02. Financial Statements and Other Information. Each of Holdings and the Buyers shall deliver or cause to be delivered to the Sellers all financial statements, reports and other information required to be delivered by any Group Member pursuant to Section 5.04 of the HFOTCO Credit Agreement (other than clauses (e) and (g) thereto) (or any similar or corresponding provisions set forth in any amendment thereto entered into in compliance with Section 6.09 or any agreement governing Refinancing Indebtedness entered into in compliance with Section 6.10) not later than two Business Days after such documents are required to be delivered pursuant to Section 5.04 of the HFOTCO Credit Agreement; provided, however, that the failure to deliver an audit opinion as required by Section 5.04 of the HFOTCO Credit Agreement shall not be considered a breach of this Section 5.02 for so long as Holdings and the Buyers are continuing to use commercially reasonable efforts to deliver or cause to be delivered such audit opinion as promptly as practicable following the date required by Section 5.04(a) of the HFOTCO Credit Agreement and the reason for such delay is not related to the potential inclusion of a “going concern” or like qualification or exception.

Section 5.03. Maintenance of Existence. Except as otherwise expressly permitted under this Agreement, each Grantor shall (a) at all times preserve and keep in full force and effect its corporate or limited liability company existence, as applicable and (b) preserve and keep in full force and effect all rights and franchises material to its business.

Section 5.04. Maintenance of Records; Access to Properties and Inspections. Each of Holdings and the Buyers shall, and shall cause the other Group Members to, maintain all financial records to be able to prepare financial statements in accordance with GAAP and permit the Sellers, Representatives of Sellers, or any other Persons designated by the Sellers (provided such other Persons enter into a customary confidentiality agreement for the benefit of the Group Members) to visit and inspect the financial records and the other properties of the Group Members, including the Terminal Storage Facility, in any case, at reasonable times, upon reasonable prior notice to the Holdings and the Buyers, and as often as reasonably requested without limitation, but only while an Event of Default is continuing, and to make extracts from and copies of such financial records, and permit any Persons designated by the Sellers or the Sellers upon reasonable prior notice to Holdings and the Buyers to discuss the affairs, finances and condition of the Grantors and their Subsidiaries with the officers thereof and independent accountants therefor (subject to reasonable requirements of safety and confidentiality, including requirements imposed by law or by contract). Notwithstanding the foregoing, no Person shall be required to permit the inspection of any information (a) that constitutes trade secrets or proprietary information with respect to any Person, (b) in respect of which disclosure to the Sellers or any of their respective representatives would violate (i) any confidentiality agreement of such Person or (ii) applicable Legal Requirements or (c) that is subject to attorney client or similar privilege or constitutes attorney work product; provided that each Grantor and their Subsidiaries shall use commercially reasonable efforts to obtain the agreement of any third-party necessary in order to disclose information that such Person would otherwise not be required to permit the inspection of pursuant to clause (b)(i) or (c) above; provided, further that if the Sellers requests the inspection of any information described in the foregoing clauses (a) through (c) in accordance with this Section 5.04, and any Grantor or its Subsidiary does not provide such information to the Sellers, then Holdings and the Buyers shall so notify the Sellers.

Section 5.05. Compliance with Laws; Permits.

(a)Subject to the accuracy of Section 4.4(c) of the Purchase Agreement, each of Holdings and the Buyers shall comply, and shall cause each of the other Grantors to comply with all Legal Requirements, including Legal Requirements relating to equal employment opportunity, employee benefit plans and employee safety, except such non-compliance as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)Subject to the accuracy of Section 4.4(c) of the Purchase Agreement, each of Holdings and the Buyers shall, and shall cause each of the other Grantors to, obtain, maintain in full force and effect and comply with all Permits necessary to the ownership of their respective properties or to the conduct of their respective businesses, except to the extent that a failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.06. Information Regarding Collateral.

(a)    Each of the Holdings and the Buyers shall furnish to the Sellers prompt written notice no later than 30 days prior to the occurrence of any change in (i) the legal name of any Grantor, as set forth in its Organizational Documents or (ii) the jurisdiction of organization or the form of organization of any Grantor, (iii) the location of the chief executive office of any Grantor or (iv) with respect to any Grantor organized under the laws of a jurisdiction that requires such information to be set forth on the face of a UCC financing statement, the organizational number, if any, or the Federal Tax Payer of such Grantor. Each of Holdings and the Buyers agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Sellers to continue at all times following such change to have a valid, legal and perfected (to the extent perfection is required by this Agreement) security interest in all the Collateral.

(b)    In the event that any Grantor hereafter acquires any Collateral of a type described in Section 2.01(n) or any other interest in property that is of a type where a security interest or Lien must be or may be registered, recorded or filed under, or notice thereof given under, any federal statute or regulation, it shall promptly notify the Sellers thereof in writing and take such actions and execute such documents and make such filings all at such Grantor’s expense as the Sellers may reasonably request in order to ensure that they have a valid, perfected (to the extent perfection is required by this Agreement), first priority security interest in such Collateral, subject in the case of priority only, to any Permitted Liens.

(c)    Except as provided in the next sentence, in the event any Grantor receives any dividends, interest or distributions on any Pledged Ownership Interest or other Investment Property, upon the merger, consolidation, liquidation or dissolution of any issuer of any Pledged Ownership Interest or Investment Property, then (i) such dividends, interest or distributions and securities or other property shall be included in the definition of Collateral without further action and (ii) such Grantor shall immediately take all steps, if any, reasonably necessary or advisable to ensure the validity, perfection, priority and, if applicable, “control” (within the meaning of Sections 9-104, 9-105, 9-106, and 9-107 of the UCC) of the Sellers over such Investment Property (including delivery thereof to the Sellers if applicable) and pending any such action such Grantor shall be deemed to hold such dividends, interest, distributions, securities or other property in trust for the benefit of the Sellers and shall segregate such dividends, distributions, securities or other property from all other property of such Grantor; provided, however that the foregoing shall not restrict the payment by any Grantor of any Restricted Payment permitted by this Agreement.

(d)    If any Pledged Ownership Interests are not securities (for the purposes of the UCC) on the date hereof, no Grantor shall vote to enable or take any other action to cause any Issuer to elect or otherwise take any action to cause such Pledged Ownership Interests to be treated as securities for purposes of the UCC; provided, however, notwithstanding the foregoing, if any Issuer takes any such action in violation of the foregoing in this clause (d), such Grantor shall promptly notify the Sellers in writing of any such election or action and, in such event, shall take all steps necessary or advisable to establish the Sellers’

“control” (within the meaning of Section 8-106 of the UCC) thereof. If any Pledged Ownership Interests are securities (for the purposes of the UCC) on the date hereof, no Grantor shall vote to enable or take any other action to cause any Issuer to elect or otherwise take any action to cause such Pledged Ownership Interests to not be treated as securities for purposes of the UCC; provided, however, notwithstanding the foregoing, if any Issuer takes any such action in violation of the foregoing in this clause (d), such Grantor shall promptly notify the Sellers in writing of any such election or action and, in such event, shall take all steps necessary or advisable to establish the Sellers’ “control” (within the meaning of Section 8-106 of the UCC) thereof.

(e)    Each Grantor will defend all of the material rights, title and interests of the Sellers in and to the Collateral against the claims and demands of all Persons whomsoever.

Section 5.07. Perfection.

(a)Each Grantor shall promptly from time to time, at the expense and cost of such Grantor, give, execute, deliver, file, record, authorize or obtain, and hereby authorizes the Sellers to file, such financing statements and continuation statements and other notices, instruments, documents, agreements or consents in such offices as are or shall be reasonably necessary or as the Sellers may reasonably determine to be appropriate to create, perfect (to the extent perfection is required by this Agreement) and establish the priority of the liens granted by this Agreement in any and all of the Collateral, to preserve the validity, perfection (to the extent perfection is required by this Agreement) or priority of the liens granted by this Agreement in any and all of the Collateral or to enable the Sellers to exercise their remedies, rights, powers and privileges under this Agreement.

(b)	Each Grantor shall:

(a)deliver to the Sellers any and all certificates for all Certificated Securities pledged hereunder, including those identified in Schedule 2, duly endorsed in blank;

(b)with respect to any part of the Ownership Collateral that constitutes an Uncertificated Security pledged hereunder, cause any issuer thereof to register the Sellers as the registered owner of such Uncertificated Security or to enter into agreements to establish the Sellers’ “control” (within the meaning of Section 8-106 of the UCC) over such Uncertificated Securities;

(c)deliver to the Sellers any and all Instruments pledged hereunder and evidencing a right to the payment of a monetary obligation, endorsed or accompanied by such instruments of assignment and transfer in such form and substance as the Sellers may reasonably request; and

(d)take all such other actions, and authenticate or sign and file or record such other records or instruments, as are necessary or as the Sellers may reasonably request to perfect (to the extent perfection is required by this Agreement) and establish the priority of the Liens granted by this Agreement in any and all of the Collateral, to preserve the validity, perfection (to the extent perfection is required by this Agreement) or priority of the Liens granted by this Agreement in any and all of the Collateral or to enable the Sellers to exercise its remedies, rights, powers and privileges under this Agreement, including, during the continuance of an Event of Default, by causing any or all of the Collateral to be transferred of record into the name of the Sellers as such (and the Sellers agree that if any Collateral is transferred into its name, the Sellers will thereafter, upon the request of any Grantor and at such Grantor’s expense, promptly give to such Grantor copies of any notices and communications received by it with respect to the Collateral pledged by such Grantor hereunder) and by exercising the right at any time to exchange certificates or instruments representing or evidencing any of the Equity Interests for certificates or instruments of smaller or larger denominations.

(c)The Sellers are hereby authorized to file (at the expense and cost of the Grantors) financing or continuation statements, intellectual property security agreements and amendments to any of the foregoing, in any jurisdictions and with any filing offices as the Sellers may reasonably determine are necessary or advisable to perfect or otherwise protect the security interest granted to the Sellers herein. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Sellers may reasonably determine is necessary or advisable, including describing such property as “all assets” or “all personal property, whether now owned or hereafter acquired” or words of similar effect. Each Grantor shall furnish to the Sellers from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Sellers may reasonably request, all in reasonable detail. Notwithstanding anything to the contrary contained in this Agreement, the Sellers shall not be responsible for filing any UCC financing statements (or amendments or continuations thereof) or recording any documents or instruments in any public office at any time.

(d)With respect to any Commodity Accounts and Commodity Contracts included in the Collateral, each Grantor shall ensure that the Sellers have control thereof in a manner reasonably acceptable to the Sellers.

(e)With respect any Electronic Chattel Paper or “transferable record”(as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction) included in the Collateral that evidences a monetary obligation in excess of $1,000,000 individually or in the aggregate, each Grantor shall ensure that the Sellers have “control” (within the meaning of Section 9-105 of the UCC) thereof.

(f)Notwithstanding anything to the contrary contained herein, this Agreement shall not require the perfection of (a) security interests in Deposit Accounts or Securities Accounts by “control” (within the meaning of Sections 9-104 and 9-106 of the UCC) or (b) pledges of or security interests in particular assets of the Grantors, if, and for so long as Sellers, in consultation with Holdings and the Buyers, determine that the cost of perfecting such pledges or security interests in such assets (taking into account any adverse tax consequences to the Buyer and its Affiliates (including the imposition of withholding or other material taxes)) shall be excessive in view of the benefits to be obtained by the Sellers therefrom.

Section 5.08. Special Provisions Relating to Securities. Unless and until an Event of Default shall have occurred and be continuing and the Sellers shall have given notice to the applicable Grantor of the Sellers’ intent to exercise such rights (it being acknowledged and agreed that the Sellers shall not be required to deliver any such notice if not permitted under any Debtor Relief Laws), each Grantor shall have the right to exercise all voting, consensual and other powers of ownership pertaining to all Collateral for all purposes not inconsistent with the terms of the this Agreement and the Purchase Agreement; and the Sellers shall, at such Grantor’s expense, execute and deliver to such Grantor or cause to be executed and delivered to such Grantor all such proxies, powers of attorney, dividend and other orders and other instruments, without recourse, as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the rights and powers that it is entitled to exercise pursuant to this Section 5.08.

Section 5.09. Instruments. So long as no Event of Default has occurred and is continuing, the Sellers will, promptly upon the request, and at the expense of, such Grantor, make appropriate arrangements for making any Instruments pledged by such Grantor available to such Grantor for purposes of presentation, collection or renewal. Any such arrangement shall be effected, to the extent deemed appropriate by the Sellers, against a trust receipt or like document.

Section 5.10. As to Letter-of-Credit Rights.

(a)Each Grantor, by granting a security interest in its receivables consisting of Letter-of-Credit Rights to the Sellers, intends to (and hereby does) assign to the Sellers its rights (including its contingent rights) to the proceeds of all Related Contracts consisting of letters of credit of which it is or hereafter becomes a beneficiary or assignee. With respect to any Letter- of-Credit Rights included in the Collateral in respect of any letter of credit with a face amount exceeding $1,000,000 (other than any Letter-of-Credit Rights constituting a Supporting Obligation for a Receivable in which the Sellers have a valid and perfected security interest), the applicable Grantor shall notify the Sellers thereof promptly upon the issuance of such letter of credit and, promptly upon request by the Sellers, such Grantor shall ensure that the Sellers have “control” (within the meaning of Section 9-107 of the UCC) thereof by obtaining the written consent of the issuer of such letter of credit to the assignment of the proceeds of such letter of credit to the Sellers

(b)Upon the occurrence and continuation of an Event of Default, the applicable Grantor will, promptly upon request by the Sellers, (i) notify (and such Grantor hereby authorizes the Sellers to notify) the issuer and each nominated person with respect to each of the Related Contracts consisting of letters of credit that the proceeds thereof have been assigned to the Sellers hereunder and any payments due or to become due in respect thereof are to be made directly to the Sellers or their designees and (ii) to the extent permitted by the terms of such letter of credit, arrange for the Sellers to become the transferee beneficiary of any such letter of credit.

Section 5.11. Grantor’s Rights. Unless and until an Event of Default shall have occurred and be continuing and the Sellers shall have given notice to the applicable Grantor of the Sellers’ intent to exercise such rights (it being acknowledged and agreed that the Sellers shall not be required to deliver any such notice if not permitted under any Debtor Relief Laws), each Grantor shall have the right, and shall be entitled to, use and possess the Collateral and exercise all of its rights in respect of the Collateral (except as limited herein).

ARTICLE VI

NEGATIVE COVENANTS
Each of Holdings and the Buyers covenant and agree with the Sellers that, until the Discharge Date, each of Holdings and the Buyers shall, and shall cause the other Grantor to, abide by the following negative covenants.

Section 6.01. Liens. None of the Grantors shall incur any Liens on its assets other than Permitted Liens.

Section 6.02. Indebtedness. None of the Grantors shall incur, create, assume or be liable for any Indebtedness, other than the Obligations.

Section 6.03. Restricted Payments. (a) None of the Grantors shall make payments which are Restricted Payments, other than:

(i)Restricted Payments made by any Subsidiary of the Buyers in respect of its Equity Interests ratably to the holders of such Equity Interests;

(ii)distributions paid by Holdings with respect to its Equity Interests payable solely in additional Equity Interests (other than Preferred Interests); and

(iii)other Restricted Payments; provided that no Default or Event of Default shall have occurred and be continuing or would result therefrom and the conditions specified in either Section 6.03(a)(iii) or 6.03(a)(iv), each as in effect on the Closing Date, of the HFOTCO Credit Agreement as satisfied at the time of and immediately after giving effect to such Restricted Payment.

Section 6.04. Sale of Assets. None of the Grantors shall sell, lease, transfer or otherwise Dispose of any of its assets (excluding Equity Interests in its direct Subsidiaries, Dispositions of which are addressed in Section 6.05(b)(ii))), except Dispositions of cash not otherwise restricted by this Agreement, Restricted Payments permitted under Section 6.03 and Permitted Investments.

Section 6.05. Business Activities.

(a)The Grantors shall not engage in any business, operations or activity except the holding of the Equity Interests (in the case Holdings in the Buyers, in the case of the Buyers in OpCo Parent, and in the case of OpCo Parent, in OpCo Intermediate Parent), the performance of their respective obligations under, and, subject to any limitations in this Agreement or the other Transaction Documents, the exercise of their respective rights under this Agreement, the other Transaction Documents, the Organizational Documents of their respective direct Subsidiaries, and activities incidental thereto. Except as permitted under this Agreement or the other Transaction Documents, the Grantors shall not become a party to any contract or instrument other than this Agreement, the other Transaction Documents, and the

Organizational Documents of their respective direct Subsidiaries, and will not incur any liabilities, contingent or otherwise, except under this Agreement, the other Transaction Documents, the Organizational Documents of their respective Direct Subsidiaries, or incidental to the foregoing activities.

(b)The Grantors shall not (i) form any new direct subsidiaries or otherwise acquire direct ownership of any Person other than their direct Subsidiaries as of the Closing Date, or (ii) sell, transfer, assign or otherwise Dispose of the Equity Interests of their direct Subsidiaries (other than as may be required by this Agreement or the other Transaction Documents upon the enforcement by the Sellers of any of its rights or remedies hereunder or thereunder).

Section 6.06. No Liquidation, Merger or Consolidation; Name Changes.

(a)None of the Grantors shall liquidate, wind-up or dissolve, or sell, lease or otherwise transfer or Dispose of all or substantially all of its property, assets or business or combine, merge into or consolidate with any other Person, or permit any other Person to combine, merge into or consolidate with it.

(b)Without limiting any prohibitions or restrictions on mergers or other transactions set forth herein, no Grantor shall (i) establish any trade names or (ii) agree to or authorize any modification of the terms of any item of Collateral that would result in a change thereof from one UCC category to another such category, if the effect thereof would be to result in a loss of perfection of, or diminution of priority for, the security interests created hereunder in such item of Collateral, or the loss of “control” (within the meaning of Sections 9-104, 9-105, 9-106, and 9- 107 of the UCC) over such item of Collateral, unless (in each case) it shall have (A) notified the Sellers in writing at least 30 days prior to any such change or establishment, identifying such new proposed trade name and providing such other information in connection therewith as the Sellers may reasonably request and (B) taken all actions necessary or advisable to maintain the continuous validity, perfection (to the extent perfection is required by this Agreement) and the same or better priority of the Sellers’ security interest in the Collateral granted or intended to be granted and agreed to hereby, which in the case of any merger or other change in corporate structure shall include executing and delivering to the Sellers a supplement to the schedules attached hereto, upon completion of such merger or other change in corporate structure.

Section 6.07. Permitted Investments. None of the Grantors shall purchase or acquire, hold, make or otherwise suffer to exist any Investments in any other Person, or make any Acquisition, in each case other than Permitted Investments and the guarantees thereof under Section 3.01 of this Agreement.

Section 6.08. Transactions with Affiliates. None of the Grantors shall directly or indirectly enter into any transaction or series of related transactions with or for the benefit of any of its Affiliates, including SemGroup, except for (a) transactions in the ordinary course of business on fair and reasonable terms that, taken as a whole, are no less favorable to Grantors, as applicable, than those which would be included in an arm’s-length transaction with a non- Affiliate, (b) transactions between or among the Grantors not involving any other Affiliate, (c) the payment of fees and indemnities to directors, officers, consultants and employees of any of the Grantors in the ordinary course of business, (e) the making of Restricted Payments permitted under Section 6.03 hereof, (f) the making of Investments permitted under Section 6.07 hereof, customary intercompany services arrangements and (h) the transactions set forth on Schedule 6.08. None of OpCo Intermediate Parent, HFOTCO and any Subsidiary of HFOTCO shall directly or indirectly enter into any transaction or series of related transactions with or for the benefit of any of its Affiliates, including SemGroup, except to the extent permitted under the HFOTCO Credit Agreement as in effect on the Closing Date or as set forth on Schedule 6.08.

Section 6.09. Amendments to Material Agreements. None of the Group Members will amend, modify or waive any of its rights under (a) any Bond Document or HFOTCO Credit Agreement Document or (b) its Organizational Documents, including the HFOTCO Company Agreement, in each case, to the extent such amendment, modification or waiver could reasonably be expected to be adverse in any material respect to the Sellers. None of the Grantors, OpCo Intermediate Parent or HFOTCO shall, to the extent applicable, amend, modify or waive any of its rights under their respective limited liability company agreement in any manner which shall alter the “separateness covenants” contained therein or to opt out of Article 8 of the UCC, to the extent such amendment, modification or waiver could reasonably be expected to materially and adversely affect (i) the ability of the Buyers to pay the Installment Payment when due or (ii) the value of the Collateral.

Section 6.10. Restrictive Agreements. None of the Grantors shall become subject to any contractual restrictions upon (a) the ability of the Grantors to create, incur or permit to exist any Lien upon the Collateral to secure the Obligations or (b) the ability of the Grantors to pay dividends or other distributions with respect to its Equity Interests or to make or repay loans or advances to the other Group Members; provided that the foregoing shall not apply to:

(a)restrictions in the Organizational Documents of the Grantors as in effect on the Closing Date;

(b)	restrictions in the Transaction Documents;

(c)restrictions and conditions imposed by the Bond Facility Agreement or the HFOTCO Credit Agreement as in effect on the Closing Date, or any agreement or document governing or evidencing Indebtedness or Refinancing Indebtedness in respect thereof, in each case permitted under clause (b) of the definition of the term “Permitted Debt” as defined in the HFOTCO Credit Agreement as in effect on the Closing Date, provided that the restrictions and conditions contained in any such agreements or documents, taken as a whole, are not less favorable to the Sellers than the restrictions and conditions imposed by the Bond Facility Agreement or the HFOTCO Credit Agreement, as applicable, as in effect on the Closing Date; or

(d)restrictions and conditions existing on the Closing Date identified on Annex II (but shall apply to any extension, renewal, amendment or modification expanding the scope of any such restriction or condition).

Nothing in this paragraph shall be deemed to modify the requirements set forth in the definition of the term “Collateral and Guarantee Requirement” or the obligations of the Grantors under Sections 5.06, 5.07, 5.08 or under the other Transaction Documents.

For the avoidance of doubt, notwithstanding the foregoing Article VI, each of the Grantors may enter into agreements with respect to or otherwise agree to take any of the actions otherwise restricted by this Article VI, so long as the effectiveness of any action restricted by Article VI is contingent upon the occurrence of the Discharge Date, and no obligations or liabilities, whether for payment or performance or observance of covenants, in each case, that would otherwise be restricted by this Article VI shall accrue with respect to such agreements prior to the Discharge Date.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.01. Events of Default. The occurrence of any of the following events shall constitute an event of default hereunder (each, an “Event of Default”):

(a)Misrepresentations. Any representation, warranty or certification made or deemed made by any Grantor in Article IV of this Agreement or in Section 5.2 of the Purchase Agreement (to the extent relating to the due authorization, execution and delivery of the Purchase Agreement by Buyers and the enforceability of the obligation of Buyers to pay the Installment Payment) shall prove to have been false or misleading in any material respect when so made, deemed made or furnished by the applicable Grantor.

(b)Payment Default. Default shall be made in the payment of Installment Payment to the full extent owed when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise pursuant to this Agreement or the Purchase Agreement.

(c)Immediate Covenant Default. Default shall be made in the due observance or performance by the Grantors of any covenant, condition or agreement contained in Section 5.01(a), Section 5.03(a), or in Article VI, provided that with respect to a Default of observance or performance of Article VI, if such Default shall (i) be incapable of being remedied within five days (or, if longer, three Business Days), (ii) have had, as of the time of determination, no adverse effect on the value of the Collateral and (iii) does not result in an immediate Event of Default (or similar term) under the HFOTCO Credit Agreement Documents or any Bond Document, then such Default shall not constitute an Event of Default under this Section 7.01(c) unless it shall continue unremedied for a period of five days (or, if longer, three Business Days) after the earlier to occur of (x) written notice thereof having been given to the Buyers by the Sellers or (y) the date on which a Responsible Officer of the applicable Grantor first obtains actual knowledge of such Default.

(d)Covenant Default with Cure. Default shall be made in the due observance or performance by the Grantors of any covenant, condition or agreement contained in this Agreement (other than under clauses (b) or (c) above), and such Default shall continue unremedied for a period of 30 days after the earlier to occur of (i) written notice thereof having been given to the Buyers by the Sellers or (ii) the date on which a Responsible Officer of the applicable Grantor first obtains actual knowledge of such Default.

(e)    Cross Default. The occurrence of an “Event of Default” pursuant to the HFOTCO Credit Agreement Documents or any Bond Document, irrespective of whether such event or condition results in any Indebtedness becoming due prior to its scheduled maturity, unless waived by the lenders party thereto so long as such waiver does not have a material and adverse affect on (i) the ability of Buyers to pay the Installment Payment when due or (ii) the value of the Collateral.

(f)    Involuntary Bankruptcy. An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of SemGroup or any Group Member or of a substantial part of the property or assets of SemGroup or any Group Member under the U.S. Bankruptcy Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for SemGroup or any Group Member or for a substantial part of the property or assets of SemGroup or any Group Member or (iii) the winding-up or liquidation of SemGroup or any Group Member and in each case such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered.

(g)    Voluntary Bankruptcy. SemGroup or any Group Member shall (i) voluntarily commence any proceeding or file any petition seeking relief under the U.S. Bankruptcy Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (g) above, (iii) apply for, request or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for SemGroup or any Group Member or for a substantial part of the property or assets of SemGroup or any Group Member, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due.

(h)    Judgments. One or more judgments or orders for the payment of money in excess of $10,000,000 in the aggregate (taking into account any insurance proceeds payable under a policy where the insurer has accepted coverage without reservation) shall be rendered against any of the Grantors by a Governmental Authority of competent jurisdiction and such judgment or order is not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or is not discharged within 60 days after the expiration of such stay.

(i)    Transaction Documentation. (i) This Agreement or any material provision of the Purchase Agreement relating to the Installment Payment shall cease to be in full force and effect (other than against the Sellers) or shall be declared void by a Governmental Authority, or any party thereto (other than the Sellers) shall claim such unenforceability or invalidity, (ii) the Guarantee purported to be created under the Guaranty Agreement shall cease to be, or shall be asserted by any Grantor not to be, in full force and effect or (iii) any security interest in the Collateral purported to be created by any Security Document shall cease to be, or shall be asserted in writing by any Grantor not to be, a valid and perfected security interest (having the priority required by this Agreement or the relevant Security Document) in the securities, assets or properties covered thereby; provided, however, in the case of each of clause (iii), that the primary underlying fact or circumstances permitting or cause of any of the foregoing is not the loss by Sellers or any of their Affiliates of any certificates for Certificated Securities pledged hereunder and delivered to the Seller.

(j)    Change of Control. A Change of Control shall have occurred.

Section 7.02. Acceleration of Obligations.

(a)Upon the occurrence and during the continuation of an Event of Default (other than an Event of Default described in paragraph (f) or (g) of Section 7.01), and at any time thereafter during the continuation of such Event of Default, the Sellers, may, by notice to the Buyers, declare the Installment Payment to be forthwith due and payable in whole or in part, whereupon the Installment Payment, shall become forthwith due and payable, together with any and all other Obligations.

(b)In the case of any event described in paragraph (f) or (g) of Section 7.01, the Installment Payment and all other Obligations shall automatically become due and payable, in each case, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each of the Grantors, anything contained herein to the contrary notwithstanding.

Section 7.03. Further Remedies. Without limiting the rights, powers and privileges of the Sellers under Article II or Section 7.02 or in any other Transaction Document, if any Event of Default shall have occurred and be continuing:

(a)The Sellers in their discretion may require any Grantor to, and such Grantor shall, assemble the Collateral owned by it at such place or places reasonably convenient to both the Sellers and such Grantor.

(b)The Sellers in their discretion may make any reasonable compromise or settlement it deems desirable with respect to any of the Collateral and may extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, all or any part of the Collateral.

(c)The Sellers in their discretion may, in its name or in the name of any Grantor or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for all or any part of the Collateral, but shall be under no obligation to do so.

(d)Until the Discharge Date, to the maximum extent permitted by applicable Governmental Rules, the Sellers in their discretion may, upon thirty (30) days’ prior written notice to Holdings and the Buyers of the time and place, with respect to all or any part of the Collateral which shall then be or shall thereafter come into the possession, custody or control of the Sellers or any of its agents, sell, lease or otherwise dispose of all or any part of such Collateral, at such place or places as the Sellers deems best, for cash, for credit or for future delivery (without thereby assuming any credit risk) and at public or private sale, without demand of performance or notice of intention to effect any such disposition or of time or place of any such sale (except such notice as is required above or by Governmental Rule and cannot be waived), and the Sellers or any other Person may be the purchaser, lessee or recipient of any or all of the Collateral so disposed of at any public sale (or, to the extent permitted by applicable Governmental Rules, at any private sale) and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of any Grantor, any such demand, notice and right or equity being hereby expressly waived and released. The Sellers may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned.

(e)The Sellers shall have, and in their discretion may exercise, all of the rights, remedies, powers and privileges with respect to the Collateral of a secured party under the UCC (whether or not the UCC is in effect in the jurisdiction where such rights, remedies, powers and privileges are asserted) and such additional rights, remedies, powers and privileges to which a secured party is entitled under the laws in effect in any jurisdiction where any rights, remedies, powers and privileges in respect of this Agreement or the Collateral may be asserted, including the right, to the maximum extent permitted by Governmental Rule, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral (including the Security Collateral) as if the Sellers were the sole and absolute owner of the Collateral (and each Grantor agrees to take all such action as may be appropriate to give effect to such right).

(f)The Sellers in their discretion may, to the full extent provided by law, have a court having jurisdiction appoint a receiver, which receiver shall take charge and possession of and protect, preserve, replace and repair the Collateral or any part thereof, and manage and operate the same, and receive and collect all rents, income, receipts, royalties, revenues, issues and profits therefrom. Each Grantor irrevocably consents and, to the full extent permitted by law, shall be deemed to have hereby irrevocably consented to the appointment thereof, and upon such appointment each Grantor shall promptly deliver possession of any such Collateral then in its possession to the receiver. Each Grantor also irrevocably consents to the entry of an order authorizing such receiver to invest upon interest any funds held or received by the receiver in connection with such receivership. To the full extent permitted by law, the Sellers shall be entitled to such appointment as a matter of right, if it shall so elect, without the giving of notice to any other party and without regard to the adequacy of the security of the Collateral.

(g)The Sellers in their discretion may enforce one or more remedies hereunder, successively or concurrently, and such action shall not operate to estop or prevent the Sellers from pursuing any other or further remedy which it may have hereunder or by law, and any repossession or retaking or sale of the Collateral pursuant to the terms hereof shall not operate to release any Grantor until the Discharge Date. Each Grantor shall reimburse the Sellers promptly upon demand for the costs and expenses (including reasonable attorneys’ fees, transfer taxes and any other charges) incurred by the Sellers in connection with any sale, disposition, repair, replacement, alteration, addition, improvement or retention of any Collateral hereunder.

(h)    If, at any time when the Sellers shall determine to exercise their right to sell the whole or any part of the Ownership Collateral hereunder, such Ownership Collateral or the part thereof to be sold shall not, for any reason whatsoever, be effectively registered under the Act, then the Sellers may (subject only to applicable Governmental Rules), sell such Ownership Collateral or part thereof by private sale in such manner and under such circumstances as the Sellers may deem necessary or advisable, but subject to the other requirements of this Section 7.03, and shall not be required to effect such registration or to cause the same to be effected. Without limiting the generality of the foregoing, in any such event, the Sellers may (i) in accordance with applicable securities laws, proceed to make such private sale notwithstanding that a registration statement for the purpose of registering such Ownership Collateral or part thereof could be or shall have been filed under said Act, (ii) approach and negotiate with a single possible purchaser to effect such sale, and (iii) restrict such sale to a purchaser who is an accredited investor under the Act and who will represent and agree that such purchaser is purchasing for its own account, for investment and not with a view to the distribution or sale of such Ownership Collateral or any part thereof. In addition to a private sale as provided above in this Section 7.03, if any of the Ownership Collateral shall not be freely distributable to the public without registration under the Act (or similar statute) at the time of any proposed sale pursuant to this Section 7.03, then the Sellers shall not be required to effect such registration or cause the same to be effected but (subject only to applicable Governmental Rules) may require that any sale hereunder (including a sale at auction) be conducted subject to restrictions:

(i)as to the financial sophistication and ability of any Person permitted to bid or purchase at any such sale;

(ii)as to the content of legends to be placed upon any certificates representing the Ownership Collateral sold in such sale, including restrictions on future transfer thereof;

(iii)as to the representations required to be made by each Person bidding or purchasing at such sale relating to that Person’s access to financial information about the Grantors and such Person’s intentions as to the holding of the Ownership Collateral so sold for investment for its own account and not with a view to the distribution thereof; and

(iv)as to such other matters as the Sellers may deem necessary or appropriate in order that such sale (notwithstanding any failure so to register) may be effected in compliance with the U.S. Bankruptcy Code and other laws affecting the enforcement of creditors’ right and the Act and all applicable state securities laws.

(i)    The Sellers in their discretion may generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Collateral as fully and completely as though the Sellers were the absolute owner thereof for all purposes, and do, at the Sellers’ option and each Grantor’s expense, at any time, or from time to time, all acts and things that the Sellers reasonably deems necessary to protect, preserve or realize upon the Collateral and the Sellers’ Liens thereon and to effect the intent of this Agreement, all as fully and effectively as any Grantor might do.

(j)    (i) The Sellers in their discretion may and shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Investment Property, and (ii) any or all of the Investment Property shall be registered in the name of the Sellers or their nominee, and the Sellers or their nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Investment Property at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Investment Property upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other organizational structure of any Issuer, or upon the exercise by any Grantor or the Sellers of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of the Investment Property with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Sellers may determine), all without liability except to account for property actually received by it, but the Sellers shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(k)    Each Grantor hereby authorizes and instructs each Issuer of any Investment Property pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Sellers in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Investment Property directly to the Sellers.

(l)    The Sellers may exercise any other remedies available to a secured or unsecured creditor at law or equity or under the UCC.

The proceeds of, and other realization upon, the Collateral by virtue of the exercise of remedies under this Section 7.03 shall be deposited in to a Collateral Account or such other account designated by the Sellers and applied in accordance with Section 7.08.

Section 7.04. Deficiency. If the proceeds of, or other realization upon, the Collateral by virtue of the exercise of remedies under Section 7.03 are insufficient to cover the costs and expenses of such exercise and the payment in full of the Obligations, the Grantors shall remain jointly and severally liable for any deficiency.

Section 7.05. Private Sale.

(a)The Sellers shall not incur any liability as a result of the sale, lease or other Disposition of all or any part of the Collateral at any private sale pursuant to Section 7.03 conducted in good faith and in a commercially reasonable manner. Without limiting the foregoing, each Grantor hereby waives any claims against the Sellers arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale or was less than the aggregate amount of the Obligations, even if the Sellers accepts the first offer received and does not offer the Collateral to more than one offeree.

(b)    Each Grantor recognizes that, by reason of certain prohibitions contained in the Act and applicable state securities laws, the Sellers may be compelled, with respect to any sale of all or any part of the Collateral pursuant to, or otherwise in compliance with, Section 7.03, to limit purchasers to those who will agree, among other things to acquire the Collateral for their own account, for investment and not with a view to distribution or resale. Each Grantor acknowledges that any such private sales may be at prices and on terms less favorable to the Sellers than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agree that any such private sale conducted in compliance with this Agreement shall be deemed to have been made in a commercially reasonable manner and that the Sellers shall have no obligation to engage in public sales and no obligation to delay the sale of any Collateral for the period of time necessary to permit the respective issuer of such Collateral to register it for public sale.

(c)    Sellers shall not sell Ownership Collateral to Sellers or any Affiliate of Sellers without the prior written consent of Holdings; provided that Sellers may credit bid at any public sale of the Ownership Collateral. Notwithstanding the foregoing, nothing in this Section 7.05(c) shall otherwise limit the ability of the Sellers or their Affiliates to take possession or control of the Collateral or take any other remedies available under this Agreement or any other Transaction Document.

Section 7.06. Sellers Appointed Attorney-in-Fact. Each Grantor hereby irrevocably appoints the Sellers as such Grantor’s attorney-in-fact, with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, at such Grantor’s sole cost and expense, from time to time to take any and all actions authorized or permitted to be taken by the Sellers under the Purchase Agreement with respect to enforcing its rights and remedies arising out of Section 2.2(c) thereto and under this Agreement, including the power to:

(a)take any action and execute any instrument which the Sellers may deem necessary or advisable to accomplish the purposes of this Agreement;

(b)ask for, demand, collect, sue for, recover, receive and give acquittance and receipts for moneys due and to become due under or in connection with all or any part of the Collateral;

(c)receive, indorse, and collect any drafts or other instruments, documents and chattel paper in connection therewith, all as the Sellers may reasonably determine necessary;

(d)file any claims or take any action or institute any proceedings which the Sellers may deem to be necessary or desirable for the collection of any of the Collateral or to enforce compliance with the terms and conditions of this Agreement or the payment of the Obligations;

(e)    direct any party liable for any payment under any Collateral to make payment of any monies due or to become due thereunder directly to the Sellers or as the Sellers shall direct;

(f)    commence and prosecute any suit, action or proceeding at law or in equity in any court of competent jurisdiction to collect any Collateral and to enforce any other right in respect of any Collateral;

(g)    defend any suit, action or proceeding brought against any Grantor with respect to any Collateral;

(h)    settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Sellers may deem appropriate; and

(i)    generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Collateral as fully and completely as though the Sellers were the absolute owner thereof for all purposes, and do, at the Sellers’ option and each Grantor’s expense, at any time, or from time to time, all acts and things that the Sellers reasonably deems necessary to protect, preserve or realize upon the Collateral and the Sellers’ Liens thereon and to effect the intent of this Agreement, all as fully and effectively as any Grantor might do;

provided, however, that so long as no Event of Default shall have occurred and be continuing, the Sellers shall not exercise any of the aforementioned rights. This power of attorney is a power coupled with an interest and shall be irrevocable until the Discharge Date and is conferred on the Sellers solely to protect, preserve and realize upon its security interest in the Collateral. Each Grantor hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof, in each case pursuant to the powers granted hereunder. Each Grantor hereby acknowledges and agrees that the Sellers shall have no fiduciary duties to any Grantor in acting pursuant to this power-of-attorney, and each Grantor hereby waives any claims or rights of a beneficiary of a fiduciary relationship hereunder.

Section 7.07. Cash Proceeds; Deposit Accounts. If any Event of Default shall have occurred and be continuing, in addition to the rights of the Sellers otherwise specified in this Agreement, all proceeds of any Collateral received by any Grantor consisting of cash, checks and other near-cash items (collectively, “Cash Proceeds”) shall be held by such Grantor in trust for the Sellers, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Sellers in the exact form received by such Grantor (duly indorsed by such Grantor to the Sellers, if required) and held by the Sellers in one or more accounts established by the Sellers under the sole dominion and control of the Sellers (collectively, the “Collateral Accounts”). Any Cash Proceeds received by the Sellers (whether from a Grantor or otherwise) may, in the sole discretion of the Sellers, (i) be held by the Sellers, as collateral security for the Obligations (whether matured or unmatured) and/or (ii) then or at any time thereafter may be applied by the Sellers against the Obligations then due and owing.

Section 7.08. Application of Proceeds. Upon the occurrence and during the continuance of an Event of Default, all Proceeds received by the Sellers under this Agreement shall be applied as follows:

(i)    FIRST, to the payment of all costs and expenses of the sale, collection or other liquidation of the Collateral, including fees, charges and disbursements of counsel of the Sellers, and all other expenses, liabilities and advances made or incurred by the Sellers in connection therewith, and all amounts for which the Sellers are entitled to payment under Section 8.05 and such amounts paid or required to be paid (including any redemption or tender premiums and new issuance, arrangement, underwriting or similar fees, costs and expenses) to any lender, debt holder, financing source, agent, trustee or other representative with respect to any Indebtedness of any Group Member that is required to be amended, modified, refinanced or otherwise replaced in connection with, as a result of, or due to, the of any right or remedy (including the sale, transfer or other Disposition of any Collateral by the Sellers to any other Person) under this Agreement or claims arising out of Section 2.2(c) of the Purchase Agreement, and to the payment of all costs and expenses paid or incurred by the Sellers in connection with the exercise of any right or remedy under this Agreement or claims arising out of Section 2.2(c) of the Purchase Agreement, all in accordance with the terms thereof;

(ii)    SECOND, to the extent of any excess of such Proceeds, to the indefeasible payment in full in cash of the other Obligations including the payment of the Installment Payment pursuant to the terms of the Purchase Agreement and Section 7.02 hereto; and

(iii)    THIRD, to the extent of any excess of such Proceeds, to the payment to Holdings or to whosoever may be lawfully entitled to receive the same as a court of competent jurisdiction may direct.

ARTICLE VIII

MISCELLANEOUS
Section 8.01. Notices.

(a)Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, to the applicable address set forth on Annex I.

(b)Notices and other communications to the Sellers hereunder may be delivered or furnished by electronic communications pursuant to procedures set forth in Section
8.14 or as otherwise approved by the Sellers. The Sellers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; and provided, further, that approval of such procedures may be limited to particular notices or communications.

(c)All notices and other communications given to any party hereto in compliance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service, sent by telecopy or (to the extent permitted by paragraph (b) above) electronic means or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 8.01 or in compliance with the latest unrevoked direction from such party given in compliance with this Section 8.01.

(d)Any party hereto may change its address for notices and other communications hereunder by notice to the other parties hereto.

Section 8.02. Survival of Agreement. All covenants, agreements, representations and warranties made by each of the Grantors in this Agreement and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Sellers and shall survive the execution and delivery of this Agreement, regardless of any investigation made by such Persons or on their behalf, and shall continue in full force and effect until the Discharge Date. Without prejudice to the survival of any other agreements contained herein, the indemnification and reimbursement obligations contained herein (including pursuant to Section 8.05) shall survive the Discharge Date.

Section 8.03. Binding Effect. This Agreement shall become effective when it shall have been executed and delivered by Holdings and each of the Buyers and the Sellers and when the Sellers shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the Buyers, the Sellers and their respective permitted successors and assigns.

Section 8.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Grantor may assign or transfer any of its rights or interest in or under this Agreement or delegate any of its obligations under this Agreement without the prior written consent of the Sellers (and any assignment, transfer or delegation without such consent shall be null and void) and (ii) the Sellers may transfer or assign its rights under this Agreement to its Affiliates at any time.

Section 8.05. Expenses; Indemnity.

(a)The Buyers, severally and jointly, agree to pay all actual, reasonable and documented out-of-pocket costs, expenses, charges and disbursements incurred by the Sellers (including disbursements of Simpson Thacher & Bartlett LLP, counsel for the Sellers, or counsel replacing such counsel) in connection with (i) the enforcement of its rights (including any costs of settlement) under this Agreement or Section 2.2(c) of the Purchase Agreement or entered in connection herewith or therewith, and the fees, charges and disbursements of counsel and advisors for the Sellers and costs of settlement, in each case incurred during any workout, restructuring or negotiations in connection with this Agreement or in connection with the custody, use or preservation of, or the sale of, collection from or realization upon, any of the Collateral, including the expenses of re-taking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral; and (ii) such amounts paid or required to be paid (including any redemption or tender premiums and new issuance, arrangement, underwriting or similar fees, costs and expenses) to any lender, debt holder, financing source, agent, trustee or other representative with respect to any Indebtedness of any Group Member that is required to be amended, modified, refinanced or otherwise replaced in connection with, as a result of, or due to, the of any right or remedy (including the sale, transfer or other Disposition of any Collateral by the Sellers to any other Person) under this Agreement.

(b)The Buyers, jointly and severally, agree to indemnify the Sellers, its Related Parties and each of their respective directors, trustees, officers, employees, investment advisors and agents (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable and documented counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee (including any such losses, claims, damages, liabilities and related expenses claimed or asserted by any of the Grantors or their Subsidiaries) arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby, or (ii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, in all cases, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) result from the gross negligence or willful misconduct of such Indemnitee or a material breach in bad faith by such Indemnitee of its express obligations under this Agreement, in each case, as determined by the final, non-appealable judgment of a court of competent jurisdiction, or (B) arise out of any proceeding that does not involve an act or omission of any Grantor or its Subsidiaries and that is brought by an Indemnitee against any other Indemnitee. Subject to and without limiting the generality of the foregoing sentence, the Buyers agree, jointly and severally, to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable and documented counsel or consultant fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (1) any environmental claim under environmental laws to the extent related in any way to any of the Grantors, their Subsidiaries or the Terminal Storage Facility or (2) any actual or alleged presence, release or threatened release of hazardous materials at, under, on or from any Real Property, any property owned, leased or operated by any predecessor of any of Grantors, their Subsidiaries or the Terminal Storage Facility, or, to the extent related in any way to any of the Grantors or their Subsidiaries, any property at which any of the Grantors or their Subsidiaries has sent hazardous materials for treatment, storage or disposal; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses result from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties or a material breach in bad faith by such Indemnitee of its express obligations under this Agreement, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction. The provisions of this Section 8.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the Transactions, the payment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Transaction Document, or any investigation made by or on behalf of the Sellers. All amounts due under this Section 8.5 shall be payable promptly upon (and in any event within 30 days after) written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c)    (c) No Indemnitee shall be liable for, and the Buyers hereby agree not to assert any claim against any Indemnitee, on any theory of liability, for consequential, incidental, indirect, punitive or special damages arising out of or otherwise relating to the transactions contemplated by this Agreement.

Section 8.06. APPLICABLE LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE.

Section 8.07. Waivers; Amendment.

(a)No failure or delay of the Sellers in exercising any right or power hereunder or under any other Transaction Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce any such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Sellers hereunder and under the other Transaction Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Transaction Document, or consent to any departure by any Grantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Buyer or any other Grantor in any case shall entitle such Person to any other or further notice or demand in similar or other circumstances.

(b)This Agreement may not be amended, supplemented, or otherwise modified and no provision thereof may be waived without the written consent of the Sellers and the Grantors.

Section 8.08. Entire Agreement. This Agreement and the other Transaction Documents constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Transaction Documents. Nothing in this Agreement, expressed or implied, is intended to confer upon any party other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 8.09. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.09.

Section 8.10. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Transaction Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 8.11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 8.03. Delivery of an executed counterpart to this Agreement by facsimile transmission or electronic transmission in “.pdf” or comparable format shall be as effective as delivery of a manually signed original.

Section 8.12. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement or any provision hereof.

Section 8.13. Jurisdiction; Consent to Service of Process.

(a)Each of the Holdings and the Buyers and the Sellers hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware, and any appellate court from any thereof (the “Chosen Courts”), in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in the Chosen Courts. Each of Holdings and the Buyers further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties thereto by registered or certified mail, postage prepaid, to Holdings or the applicable Buyer, as the case may be, at the address specified therefor on Annex I. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Sellers may otherwise have to bring any action or proceeding relating to this Agreement against any Grantor or its properties in the courts of any jurisdiction in which such Grantor or any of its properties is located.

(b)Each of Holdings, the Buyers and the Sellers hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in the Chosen Courts. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 8.14. Communications.

(a)	Delivery.

(i)Each of the Holdings and the Buyers hereby agrees that it will use all reasonable efforts to provide to the Sellers all information, documents and other materials that it is obligated to furnish to the Sellers pursuant to this Agreement, including all notices, requests, financial statements, financial and other reports, certificates and other information materials (all such communications collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Sellers at the address referenced on Annex I. Nothing in this Section 8.14 shall prejudice the right of the Sellers, Holdings or the Buyers to give any notice or other communication pursuant to this Agreement in any other manner specified in this Agreement.

(ii)The Sellers agrees that receipt of the Communications by the Sellers at the email address referenced on Annex I shall constitute effective delivery of the Communications to the Sellers for purposes of this Agreement.

Section 8.15. Release of Liens. On the Discharge Date, all security interests created in the Collateral by this Agreement shall be automatically released, and the Sellers shall execute and deliver to any Grantor, or otherwise authorize the filing or recordation without the signature of the Sellers of, at such Grantor’s expense, ,such instruments as such Grantor may reasonably request to remove the notation of the Sellers as lienholder on any financing statement with respect to such Collateral or to otherwise release the Liens and security interests created by this Agreement on such Collateral, as the case may be.

Section 8.16. Confidentiality. Section 6.4 (other than clause (e)) of the Purchase Agreements is incorporated herein by reference, mutatis mutandis.

Section 8.17. No Fiduciary Duty. The Sellers and its Affiliates (collectively, solely for purposes of this paragraph, the “Sellers Parties”), may have economic interests that conflict with those of the Grantors. Each of Holdings and the Buyers agrees that nothing in the Transaction Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Sellers Parties and the Grantors, their respective equityholders or their respective Affiliates. Each of the Holdings and the Buyers acknowledges and agrees that (a) the transactions contemplated by the Transaction Documents are arm’s-length commercial transactions between the Sellers Parties, on the one hand, and the Grantors, on the other, (b) in connection with such transactions (and any matters or processes leading to such transactions), the Sellers Parties are acting solely as a principal and not the agent or fiduciary of any Grantor, any of its affiliates or any of their respective management, equityholders, creditors or any other Person, (c) no Sellers Party assumed an advisory or fiduciary responsibility in favor of any Grantor with respect to the transactions contemplated hereby or by the other Transaction Documents or the matters or processes leading thereto (irrespective of whether any Sellers Party has advised or is currently advising any Grantor on other matters) or any other obligation to any Grantor except the obligations expressly set forth in the Transaction Documents and (d) each Grantor has consulted its own legal and financial advisors to the extent it deemed appropriate. Each of the Holdings and the Buyers further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each of the Holdings and the Buyers agrees that it will not claim that any Sellers Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to any Grantor, in connection with such transaction or the process leading thereto.

Section 8.18. Specific Performance. The Sellers may demand specific performance of this Agreement. Each Grantor hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by the Sellers.

Section 8.19. Security Interest Absolute.

(a)To the maximum extent permitted by applicable law, the rights and remedies of the Sellers hereunder, the Liens created hereby, and the obligations of the Grantors under this Agreement shall be absolute, irrevocable and unconditional and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever, including:

(i)the acceleration of the maturity of any of the Obligations or any other change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations or any renewal, extension, amendment or modification of, or addition or supplement to or deletion from, any Transaction Document or any other instrument or agreement referred to therein or related thereto, or any assignment or transfer of any thereof;

(ii)any waiver of, consent to or departure from, extension, indulgence or other action or inaction under or in respect of any of the Obligations, this Agreement, any other Transaction Document or other instrument or agreement relating thereto, or any exercise or non-exercise of any right, remedy, power or privilege under or in respect of the Obligations, this Agreement, any other Transaction Document or any such other instrument or agreement relating thereto;

(iii)any furnishing of any additional security (including any assets, whether now owned or hereafter acquired, upon which a Lien is created or granted from time to time pursuant to the other Transaction Documents) to the Sellers or any other Person or any acceptance thereof by the Sellers or any other Person or any substitution, sale, exchange, release, surrender or realization of or upon any such security by the Sellers or any other Person or the failure to create, preserve, validate, perfect or protect any other Lien granted to, or purported to be granted to, or in favor of, the Sellers or any other Person;

(iv)    any invalidity, irregularity or unenforceability of any Transaction Document or any other instrument or agreement referred to therein or related thereto or of all or any part of the Obligations or of any security therefor;

(v)    any exchange, release or non-perfection of any other collateral or any release, amendment or waiver of, or consent to any departure from, any guaranty, for all or any of the Obligations;

(vi)    any judicial or nonjudicial foreclosure or sale of, or other election of remedies with respect to, any interest in real property or other collateral serving as security for all or any part of the Obligations, even though such foreclosure, sale or election of remedies may impair the subrogation rights of the Grantors or may preclude the Grantors from obtaining reimbursement, contribution, indemnification or other recovery and even though the Grantors may or may not, as a result of such foreclosure, sale or election of remedies, be liable for any deficiency;

(vii)    any act or omission of the Sellers or any other Person (other than payment of the Obligations) that directly or indirectly results in or aids the discharge or release of any Grantor or any part of the Obligations or any security or guarantee (including any letter of credit) for all or any part of the Obligations by operation of law or otherwise;

(viii)    the election by the Sellers, in any proceedings commenced by or against any Person under any Debtor Relief Law, of the application or non-application of Section 1111(b)(2) of the U.S. Bankruptcy Code;

(ix)    any extension of credit or the grant of any Lien under Section 364 of the
U.S. Bankruptcy Code;

(x)    any use of cash collateral under Section 363 of the U.S. Bankruptcy Code;

(xi)    any agreement or stipulation with respect to the provision of adequate protection in any proceedings commenced by or against any Person under any Debtor Relief Law;

(xii)    the avoidance of any Lien in favor of the Sellers for any reason;

(xiii)    any proceedings commenced by or against any Person under any Debtor Relief Law, including any discharge of, or bar or stay against collecting, all or any part of the Obligations (or any interest on all or any part of the Obligations) in or as a result of any such proceeding; or

(xiv)    any other event or circumstance whatsoever which might otherwise constitute a defense available to, or a discharge of, any Grantor, except as otherwise provided herein;

(b)	Each Grantor hereby expressly waives, to the maximum extent permitted by law,

(i)    promptness, diligence, presentment, demand for payment or performance and protest;

(ii)    filing of claims with any court;

(iii)    any proceeding to enforce any provision of the Transaction Documents;

(iv)    notice of acceptance of and reliance on this Agreement or any Transaction Document by any Seller;

(v)    notice of the creation of any Obligations, and (except with respect to any notice required by the applicable Transaction Documents relating to the Obligations) any other notice whatsoever;

(vi)    any requirement that the Sellers exhausts any right, power or remedy, or proceed or take any other action against any Grantor under any Transaction Document to which such Grantor is a party or any Lien on, or any claim of payment against, any property of such Grantor or any other agreement or instrument referred to therein, or any other Person under any guarantee of, or Lien securing, or claim for payment of, any of the Obligations;

(vii)    any right to require the Sellers to marshal any Collateral or any other assets or to exhaust any right or take any action against any Grantor or any other Person or any collateral or otherwise, or any diligence in collection or protection for realization upon any Obligations;

(viii)    any obligation hereunder or any collateral security for any of the foregoing;

(ix)    any claims of waiver, release, surrender, alteration or compromise; and

(x)    all other defenses, set-offs, counterclaims, recoupments, reductions, limitations, impairments or terminations, whether arising hereunder or otherwise.

(c)Each Grantor further waives (i) any requirement that any other Person be joined as a party to any proceeding for the enforcement by the Sellers of any Obligations and (ii) the filing of claims by the Sellers in the event of a bankruptcy or liquidation proceeding of such Grantor.

(d)Each Grantor hereby expressly waives, to the maximum extent permitted by applicable law:

(a)any claim that, as to any part of the Collateral, a public sale, should the Sellers elect so to proceed, is, in and of itself, not a commercially reasonable method of sale for the Collateral;

(b)the right to assert in any action or proceeding between it and the Sellers any offsets or counterclaims that it may have;

(c)except as otherwise provided in this Agreement or as otherwise provided by applicable law, any notice as to the time, place and terms of sale or other disposition of any of the Collateral and any other requirements with respect to the enforcement of the Sellers’s rights or remedies hereunder;

(d)all rights of redemption, appraisement, valuation, stay and extension or moratorium;

(e)any and all rights it may have to a judicial hearing in advance of the Sellers’s enforcement of its rights or remedies hereunder, including the rights following an Event of Default to take immediate possession of the Collateral and to dispose thereof; and

(f)all other rights the exercise of which would, directly or indirectly, prevent, delay or inhibit the enforcement of any of the rights or remedies of the Sellers under this Agreement or the absolute sale of the Collateral, now or hereafter in force under any applicable law, and such Grantor, for itself and all who may claim under it, insofar as it or they now or hereafter lawfully may, hereby waive the benefit of all such laws and rights (other than the defense of payment).

Section 8.20. No Liability. Neither the Sellers, nor any of its respective officers, directors, employees, agents or counsel shall be liable for any action lawfully taken or omitted to be taken by it or them hereunder or under Section 2.2(c) of the Purchase Agreement, or in connection herewith or therewith, except for its or their own bad faith, gross negligence or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, and the duties set forth in Section 9-207 of the UCC, the Sellers shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral, unless the Sellers has agreed in writing to be so obligated. The Sellers shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equivalent to that which the Sellers accords other property of the type of which the Collateral consists in the ordinary course of its day-to-day business.

Section 8.21. Discretionary Action of Sellers. Notwithstanding anything to the contrary contained in this Agreement or in any other Transaction Document, the Sellers shall not be required to exercise any discretionary rights or remedies under this Agreement or give any consent under this Agreement or enter into any agreement amending, modifying, supplementing or waiving any provision of this Agreement .

[Signature pages to follow]

SELLERS:

BUFFALO INVESTOR I, L.P.

By:     /s/ Chris Beale
Name: Chris Beale
Title: President

BUFFALO INVESTOR II, L.P.

By:    /s/ Chris Beale
Name: Chris Beale
Title: President________________________

Signature Page to Guarantee, Pledge & Security Agreement

BUYERS: BEACHHEAD I LLC

By: /s/ Carlin G. Conner
Name: Carlin G. Conner
Title: President

BEACHHEAD II LLC

By: /s/ Carlin G. Conner
Name: Carlin G. Conner Title: President

OTHER GRANTORS: BEACHHEAD HOLDINGS LLC
By: /s/ Carlin G. Conner
Name: Carlin G. Conner
Title: President

BUFFALO PARENT GULF COAST
TERMINALS LLC

By: /s/ Carlin G. Conner
Name: Carlin G. Conner
Title: President

Signature Page to Guarantee, Pledge & Security Agreement

Annex I

Notices

If to Sellers, to:

Buffalo Investor I, L.P. Buffalo Investor II, L.P. c/o Alinda Capital Partners 100 West Putnam Avenue Greenwich, CT 06830 Attention: General Counsel Fax: 203-930-3880

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017 Attention: David Lieberman Fax: (212) 455-2502

If to any Grantor:

C/O SemGroup Corporation Two Warren Place
6120 S. Yale Avenue, Suite 1500
Tulsa, OK 74136 Attention: General Counsel Fax: (918) 524-8687

with a copy (which shall not constitute notice) to:

Vinson & Elkins LLP
1001 Fannin St., Suite 2500
Houston, Texas 77002
Attention: David Oelman and Lande Spottswood Fax: (713) 615-5678

Annex II

Restrictive Agreements

None.

Annex III

Form of Assumption Agreement

[attached]

FORM OF ASSUMPTION AGREEMENT

This Assumption Agreement (this “Agreement”) dated [_], 201[_] is made by SemGroup Corporation, a Delaware corporation (the “SEMG”), on the one hand, and Beachhead I LLC, a Delaware limited liability company, and Beachhead II LLC, a Delaware limited liability company (together, the “Buyers”), on the other hand, in favor of Buffalo Investor I, L.P., a Delaware limited partnership and Buffalo Investor II, L.P., a Delaware limited partnership (together, the “Sellers”).

WHEREAS, the Buyers entered into that certain Guarantee, Pledge and Security Agreement, dated as of July 17, 2017, with the Sellers, Beachhead Holdings LLC, a Delaware limited liability company, and Buffalo Parent Gulf Coast Terminals, LLC, a Delaware limited liability company (as amended, restated, supplemented or otherwise modified, the “Pledge Agreement”). Terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Pledge Agreement;

WHEREAS, pursuant to the Pledge Agreement, SEMG is entitled to fully accept and assume all Obligations under the Pledge Agreement (other than the Obligation to pay the Installment Payment) outstanding as of the date hereof or accrued hereafter, including all the indemnification and reimbursement obligations contained therein (including pursuant to Section 8.05 of the Pledge Agreement) which survive the Discharge Date, and any other unasserted contingent payment obligations under the Pledge Agreement that by their nature survive the Discharge Date (such Obligations, the “Pledge Obligations”); and
WHEREAS, SEMG desires to fully accept and assume the Pledge Obligations.
NOW, THEREFORE, IT IS AGREED:
SECTION 1.    Assumption of Pledge Obligations. SEMG, as contemplated by the Pledge Agreement, hereby fully accepts and assumes the Pledge Obligations. Without limiting the generality of the foregoing, SEMG hereby expressly (i) assumes, and hereby agrees to perform and observe and be bound by, each and every one of the Pledge Obligations and (ii) accepts and assumes all liability of the Grantors related to the Pledge Obligations.

SECTION 2.    Effect on Pledge Agreement. The Pledge Agreement remains in full force and effect as originally executed in accordance with its terms and is hereby ratified and confirmed, and nothing herein shall act as a waiver of any of the Sellers’ rights under the Pledge Agreement.

SECTION 3.    GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of DELAWARE.

SECTION 4.    Miscellaneous. The miscellaneous provisions set forth in Article VIII of the Pledge Agreement apply to this Agreement. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract. Delivery of an executed counterpart to this Agreement by facsimile transmission or electronic transmission in “.pdf” or comparable format shall be as effective as delivery of a manually signed original.

[Signature pages follow.]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of the date first above written.

SEMG: SEMGROUP CORPORATION
By:
Name:
Title:

BUYERS: BEACHHEAD I LLC
By:
Name:
Title:

BEACHHEAD II LLC
By:
Name:
Title:

Acknowledged and agreed to as of the date first above written:

BUFFALO INVESTOR I, L.P.
By:
Name:
Title:

BUFFALO INVESTOR II, L.P.
By:
Name:
Title:

Schedule 1 Grantors

(a)	Grantor Current Information.

Legal Name	Type of Entity	Registered Organization (Yes/No)	State of Formation
Beachhead Holdings LLC	LLC	Y	Delaware
Beachhead I LLC	LLC	Y	Delaware
Beachhead II LLC	LLC	Y	Delaware

Schedule 1(b)

Prior Organizational Names

Entity	Prior Legal Name	Date Changed
None

Schedule 1(c)

Changes in Corporate Identity; Other Names

Entity	Prior Legal Name
None

Schedule 2
Grantor Jurisdiction Information
Chief Executive Offices

Grantor	Address
Beachhead Holdings LLC	c/o SemGroup Corporation Two Warren Place 6120 S. Yale Avenue, Suite 700 Tulsa, OK 74136-4216
Beachhead I LLC	c/o SemGroup Corporation Two Warren Place 6120 S. Yale Avenue, Suite 700 Tulsa, OK 74136-4216
Beachhead II LLC	c/o SemGroup Corporation Two Warren Place 6120 S. Yale Avenue, Suite 700 Tulsa, OK 74136-4216

Location of Books and Records

Grantor	Address of Books and Records
Beachhead Holdings LLC	c/o SemGroup Corporation Two Warren Place 6120 S. Yale Avenue, Suite 700 Tulsa, OK 74136-4216
Beachhead I LLC	c/o SemGroup Corporation Two Warren Place 6120 S. Yale Avenue, Suite 700 Tulsa, OK 74136-4216
Beachhead II LLC	c/o SemGroup Corporation Two Warren Place 6120 S. Yale Avenue, Suite 700 Tulsa, OK 74136-4216

UCC Filings

Grantor	UCC Filing Office
Beachhead Holdings LLC	Delaware

Grantor	UCC Filing Office
Beachhead I LLC	Delaware
Beachhead II LLC	Delaware

Schedule 3

Pledged Equity and Instruments

Equity Interests of Grantors

Issuer	Jurisdiction	Grantor	Certificate No.	No. of Shares / Units	Percentage of Ownership	Percentage to be Pledged
Beachhead I LLC	Delaware	Beachhead Holdings LLC	1	N/A	100%	100%
Beachhead II LLC	Delaware	Beachhead Holdings LLC	1	N/A	100%	100%
Buffalo Parent Gulf Coast Terminals LLC	Delaware	Beachhead I LLC	1	N/A	59.32%	100%
Buffalo Parent Gulf Coast Terminals LLC	Delaware	Beachhead II LLC	2	N/A	40.68%	100%

Instruments and Tangible Chattel Paper

Grantor	Instrument/Tangible Chattel Paper
None

Schedule 4

Commercial Tort Claims

None.

Schedule 6.08

Affiliate Arrangements

Affiliate arrangements with respect to Grantors:

1.	Integration with SemGroup Accounting and Finance Operating Systems

a.	Oracle

b.	Hyperion

c.	Right Angle

d.	Hyland Onbase

e.	Workiva

f.	Sharepoint

2.	Integration with SemGroup Tax Operating Systems

a.	Vertex

3.	Insurance

a.	SemGroup insurance policies

4.	General

a.	Customary allocations of overhead expenses

b.	Microsoft Exchange

c.	SemGroup network

Affiliate arrangements with respect to OpCo Intermediate Parent, HFOTCO and Subsidiaries of HFOTCO:

1.	Integration with SemGroup Accounting and Finance Operating Systems

a.	Oracle

b.	Hyperion

c.	Right Angle

d.	Hyland Onbase

e.	Workiva

f.	Sharepoint

2.	Integration with SemGroup Tax Operating Systems

a.	Vertex

3.	Integration with SemGroup Human Resources and Payroll Operating Systems

a.	Ultipro

b.	ETrade

4.	Integration with SemGroup Operations

a.	SCADA Systems

5.	Insurance

a.	SemGroup insurance policies

6.	General

a.	Customary allocations of overhead expenses

b.	Microsoft Exchange

c.	SemGroup network